   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1999



                                                      REGISTRATION NO. 333-87671

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 PROXICOM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7371                         52-1770631
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer Identification
incorporation or organization)    Classification Code Number)                No.)

                            ------------------------

                           11600 SUNRISE VALLEY DRIVE
                                RESTON, VA 20191
                                 (703) 262-3200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            ------------------------

                               RAUL J. FERNANDEZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 PROXICOM, INC.
                           11600 SUNRISE VALLEY DRIVE
                                RESTON, VA 20191
                                 (703) 262-3200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

          DAVID B. H. MARTIN, JR., ESQ.                            PAUL V. ROGERS, ESQ.
              HOGAN & HARTSON L.L.P.                             WILLIAM F. WINSLOW, ESQ.
           555 THIRTEENTH STREET, N.W.                              HALE AND DORR LLP
              WASHINGTON, D.C. 20004                          1455 PENNSYLVANIA AVENUE, N.W.
                  (202) 637-5600                                  WASHINGTON, D.C. 20004
                                                                      (202) 942-8400

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, SEPTEMBER 30, 1999


PROSPECTUS

                               [PROXICOM(R) LOGO]

                                3,000,000 Shares
                                  Common Stock
--------------------------------------------------------------------------------

This is an offering of shares of common stock of Proxicom, Inc. We are offering 1,000,000 shares in this offering. The selling stockholders that we identify in this prospectus are offering an additional 2,000,000 shares. Proxicom will not receive any proceeds from the sale of the shares by the selling stockholders.


Proxicom's common stock is traded on the Nasdaq National Market under the symbol "PXCM." On September 29, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $59.88 per share.

--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.
--------------------------------------------------------------------------------

                                                        Per Share     Total
Public offering price                                   $            $
Underwriting discount and commissions                   $            $
Proceeds to Proxicom                                    $            $
Proceeds to the Selling Stockholders                    $            $


The underwriters have an option to purchase 450,000 additional shares of common stock from six of the selling stockholders at the offering price to cover any over-allotments of shares.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC

                 FIRST UNION CAPITAL MARKETS CORP.

                                 FRIEDMAN BILLINGS RAMSEY

                                               PRUDENTIAL SECURITIES

                                                          E*OFFERING

The date of this prospectus is                     , 1999

                           [INSIDE FRONT COVER PAGE]

GRAPHIC:

     Two-page design with "Internet" in large lettering across the top of both pages. The upper left corner of the graphic's left page contains the statement "what makes us different". Directly beneath this statement is the following paragraph:

             In 1994, Proxicom developed some of the first Internet commerce storefronts and discovered the key to successful Internet solutions - a seamless integration of strategy, technology and creative design skills. Proxicom has continued to grow these traditionally disparate talents within an iterative process that shares best practices and incorporates industry expertise. The result is a culture where people work together to create business-critical Internet solutions that improve processes and create new business opportunities.

     The phrase "Integrated Internet Skills" is beneath this paragraph. A circle with three pegs and the words "strategy", "technology" and "creative design" is contained in the lower half of the left page.

     The upper half of the graphic's right page contains a pyramid with five levels. A level of the pyramid corresponds to each of the following items:

     -  Business Critical Internet Solutions

     -  Proxicom Process
          Certainty of Time, Cost and Quality

     -  e-Experience
          Sharing Our Collective Internet Knowledge Since 1994

     -  Industry Knowledge
          Internet Focus with Vertical Industry Expertise

     -  Integrated Skills
          Strategy, Technology and Creative Design

     Proxicom's logo is in the lower right corner of this page.

FRONT COVER GRAPHIC:

     Contains pictures of projects Proxicom has completed for three clients. This page is separated into three rows. The first row contains a picture of the extranet Proxicom designed for a premium audio products manufacturer. Next to this picture is the following statement:

                       Premium Audio Products Manufacturer
                     E-Commerce and Back Office Integration

     The second row contains a picture of the Internet site Proxicom designed for a premier affinity marketing company and the following statement:

                        Premier Affinity Marketing Company
                        New Internet Distribution Channel


     The third row contains a picture of the Internet site Proxicom designed for a leading hospitality company and the following statement:

                          Leading Hospitality Company
                             E-Branding & E-Commerce


     The lower right corner of the graphic contains Proxicom's logo.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     1
Risk Factors.........................     5
Use of Proceeds......................    11
Price Range of Common Stock..........    11
Dividend Policy......................    11
Capitalization.......................    12
Selected Consolidated Financial
  Data...............................    13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    15
Business.............................    25


                                        PAGE
                                        ----
Management...........................    37
Certain Transactions.................    42
Principal and Selling Stockholders...    44
Description of Capital Stock.........    46
Underwriting.........................    49
Legal Matters........................    51
Experts..............................    51
Where You Can Find More
  Information........................    51
Index to Consolidated Financial
  Statements.........................   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and the related notes included elsewhere in this prospectus. All information in this prospectus relating to the number of shares of our common stock and options is based upon information as of September 15, 1999. Unless otherwise specifically stated, the information in this prospectus does not take into account the possible issuance and sale of additional shares of common stock to the underwriters to cover over-allotments.

                                  OUR COMPANY

     Proxicom is a leading provider of Internet solutions to Global 1000 companies and other large organizations. Since 1994, we have focused exclusively on the Internet and have successfully completed over 750 client engagements. As of June 30, 1999, we had approximately 130 ongoing client engagements.

     In all of our client engagements we apply the Proxicom Process, a four-step methodology that we use to deliver Internet solutions. Using the Proxicom Process, we integrate strategy, technology and creative design to help our clients transform their businesses with Internet solutions.

     We sell and deliver our services and expertise through teams organized into four industry groups, or vertical markets:

     - energy and telecommunications;
     - financial services;
     - retail and manufacturing; and
     - service industries.

     This structure allows us to build industry expertise, develop market-specific solutions for clients and replicate business solutions across client engagements.

     Our Internet solutions have included

     - business-to-business electronic commerce extranets for Harman International Industries, Incorporated, McKessonHBOC and Mercedes-Benz Credit Corp., enabling these clients to transact business with other businesses;
     - business-to-consumer electronic commerce Internet sites for Calphalon Corporation, MagazineOutlet.com, a subsidiary of NewSub Services, Inc., and Marriott International, Inc. enabling these clients to provide information about and sell products to consumers; and
     - company-specific intranets for GE Plastics, Hoffmann-La Roche, Inc. and Merrill Lynch & Co., Inc., enabling persons within these organizations to exchange information electronically.

                             OUR MARKET OPPORTUNITY

     The Internet presents opportunities to transform businesses and entire industries. The Internet has allowed businesses to identify new product and service offerings which extend and complement their core markets. As a result, organizations invest in Internet solutions to transform their core business and technology strategies.

     These opportunities are creating a significant and growing demand for third-party Internet professional services. International Data Corp., a technology industry research firm, forecasts that the market for Internet and electronic commerce services worldwide will grow from $7.8 billion in 1998 to $78.6 billion by 2003, representing a compound annual growth rate of more than 58% over this period.

     Proxicom believes organizations are increasingly searching for a single-source professional services firm that can deliver integrated strategy, technology and creative design skills specifically for the Internet.

                                  OUR STRATEGY

     Our strategy is to build upon our position as a leading Internet solutions provider. To do this, we plan to

     - leverage existing client relationships;
     - further penetrate and broaden our vertical markets;
     - continue geographic expansion;
     - hire and retain skilled professionals;
     - evolve the Proxicom Process;
     - leverage technology relationships; and
     - extend reusable solutions.

     We service our engagements with multi-disciplinary teams that work as cohesive units. We facilitate collaboration among our client's business, information technology and marketing functions. We believe our coordinated approach results in better Internet solutions.

                                  THE OFFERING

Common stock offered by Proxicom......     1,000,000 shares

Common stock offered by the selling
stockholders..........................     2,000,000 shares

Common stock outstanding after the
offering..............................     25,925,792 shares

Use of proceeds.......................     Proxicom will use the proceeds of
                                           this offering for general corporate
                                           purposes, including working capital,
                                           expansion of operations and sales and
                                           marketing capabilities and possible
                                           acquisitions. Proxicom will not
                                           receive any proceeds from the sale of
                                           shares by the selling stockholders.
                                           See "Use of Proceeds."

Nasdaq National Market symbol.........     PXCM
                            ------------------------

     "Proxicom" is a registered trademark of Proxicom, Inc. In addition, Proxicom has filed for trademark registration of "Proxicom Process" and other marks. This prospectus also includes trademarks and trade names of other parties.
                            ------------------------

     We started our business in 1991 as a Maryland corporation. We reorganized as a Delaware corporation in 1996. Our principal offices are located at 11600 Sunrise Valley Drive in Reston, VA 20191. Our telephone number is 703-262-3200. We maintain a Web site at www.proxicom.com. Information contained on our Web site is not incorporated by reference into this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes the financial data for our business. In 1998, our loss from operations and net loss included an $18.3 million compensation expense associated with our mergers with IBIS Consulting, Inc. and ad hoc Interactive, Inc. Of this expense, $17.3 million related to the exchange of stock options and rights to receive stock originally granted to IBIS Consulting and ad hoc Interactive employees, which did not result in cash payments. We provide more detail about this expense in the "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations" section of this prospectus.

                                                                                               SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                    JUNE 30,
                                            ------------------------------------------------   -----------------
                                             1994      1995      1996      1997       1998      1998      1999
                                            -------   -------   -------   -------   --------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue...................................   $1,508    $6,273   $13,372   $28,452    $44,006   $18,551   $29,475
Gross profit..............................      616     3,516     8,287    15,716     19,078     8,208    12,772
Income (loss) from operations.............      144     1,095     1,459     2,821    (22,124)   (1,382)      652
Net income (loss).........................      109       806     1,329     2,571    (21,345)     (422)      616
Non-cash dividend on beneficial conversion
  of convertible preferred stock..........       --        --        --        --         --        --    (4,873)
Net income (loss) available to common
  stockholders............................      109       806     1,329     2,571    (21,345)     (422)   (4,257)
Basic net income (loss) per common
  share...................................    $0.01     $0.06     $0.10     $0.19     $(1.46)   $(0.03)   $(0.22)
                                            =======   =======   =======   =======   ========   =======   =======
Diluted net income (loss) per common
  share...................................    $0.01     $0.06     $0.09     $0.15     $(1.46)   $(0.03)   $(0.22)
                                            =======   =======   =======   =======   ========   =======   =======
Weighted average common shares
  outstanding.............................   13,238    13,773    13,740    13,374     14,576    13,790    19,117
Weighted average common shares and common
  share equivalents.......................   13,238    13,773    14,310    17,128     14,576    13,790    19,117


     The first column of the following table summarizes our balance sheet on an actual basis. The second column is adjusted to reflect Proxicom's sale of 1,000,000 shares of common stock in this offering at an assumed offering price of $59.88 per share and application of the estimated net proceeds.



                                                                JUNE 30, 1999
                                                              ------------------
                                                              ACTUAL    ADJUSTED
                                                              -------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 2,643   $ 58,916
Short-term investments......................................   56,402     56,402
Working capital.............................................   73,450    129,723
Total assets................................................   88,130    144,403
Stockholders' equity........................................   78,846    135,119

                                  RISK FACTORS

     An investment in our common stock involves risks. You should carefully consider the risks described below and the other information in this prospectus including our financial statements and the notes to those financial statements before you decide to buy our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

     Except for any historical information, the matters we discuss in this prospectus concerning Proxicom contain forward-looking statements. Any statements in this prospectus that are not statements of historical fact, are intended to be, and are, "forward-looking statements" under the safe harbor provided by Section 27(a) of the Securities Act of 1933. Without limitation, the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. The important factors we discuss below and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as other factors identified in Proxicom's filings with the SEC and those presented elsewhere by its management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this prospectus.

WE ARE GROWING QUICKLY. FUTURE GROWTH OF OUR BUSINESS COULD MAKE IT DIFFICULT TO MANAGE OUR RESOURCES.

     Our business is growing substantially, both through increased sales and recent acquisitions. For instance, our revenue has increased from $1.5 million in 1994 to $44.0 million in 1998. Our revenue during the first six months of 1999 was $29.5 million compared to $18.6 million for the same period in 1998. Our rapid growth has stretched, and could continue to stretch, our resources. We expect that we will need to continue to hire and retain management and sales and marketing personnel, and other employees. Our management has limited experience managing a business of Proxicom's size or a public company.

     In order to manage our growth effectively, we must establish offices in new geographic locations, maintain high employee utilization rates, maintain project quality and successfully negotiate rates, and set fixed-price fees accurately, particularly if the average size of our projects continues to increase.

     Our performance may depend on the effective integration of acquired businesses. This integration, even if successful, may be expensive and time consuming and could strain our resources.

WE MAY NOT BE ABLE TO HIRE AND RETAIN HIGHLY SKILLED EMPLOYEES, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     To succeed, we must hire, train, motivate, retain and manage employees who are highly skilled in the Internet and its rapidly changing technology. Because of the recent and rapid growth of the Internet, individuals who have Internet expertise and can perform the services we offer are scarce. Competition for these individuals, therefore, is intense. We may not be able to hire enough of them or to train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects and bid for new projects. In addition, because the competition for qualified employees in the Internet industry is intense, hiring, training, motivating, retaining and managing employees with the strategic, technical and creative skills we need is both time consuming and expensive.

WE HAVE LOST MONEY IN THREE OF THE LAST FOUR QUARTERS AND COULD LOSE MONEY IN THE FUTURE.

     Our financial results may fluctuate from quarter to quarter. In fact, we have incurred net losses in three of our last four quarters. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock may fall. Many factors can cause these fluctuations, including

     - the number, size, timing and scope of our projects;
     - customer concentration;
     - long and unpredictable sales cycles;
     - contract terms of projects;

     - degrees of completion of projects;
     - project delays or cancellations;
     - competition for and utilization of employees;
     - how well we estimate the resources we need to complete projects;
     - the integration of acquired businesses;
     - pricing changes in the industry; and
     - economic conditions specific to the Internet and information-technology consulting.

     A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict our future performance.

     We have generally realized lower revenue in the first quarter of the year than in the other quarters. We believe that this has been due primarily to client budget cycles and the short-term nature of our contracts.

WE FAILED TO GENERATE CASH FROM OPERATIONS DURING 1996, 1998 AND DURING THE SIX-MONTH PERIOD ENDED JUNE 30, 1999, AND COULD FAIL TO GENERATE CASH FROM FUTURE OPERATIONS.

     We did not generate cash from operations in these years largely due to the expansion of our business. We have continued to increase our number of Internet solutions professionals and support personnel. We have also incurred expenses in connection with mergers. We plan to continue to expand and develop our business, both internally and possibly through future acquisitions. This could cause us to fail to generate cash from operations in the future.

WE HAVE A NUMBER OF SIGNIFICANT CLIENTS. IF WE LOSE A MAJOR CLIENT OR SIGNIFICANT PROJECT, OR FAIL TO COLLECT A LARGE ACCOUNT RECEIVABLE, OUR REVENUE COULD BE ADVERSELY AFFECTED.

     We generate much of our revenue from a limited number of major clients. As a result, if we lose a major client or large project, our revenue could be adversely affected. In 1998, for example, our two largest clients, Pacific Gas and Electric Company and General Electric Company, accounted for approximately 14.2% and 13.2%, respectively, of our revenue. That year, our five largest clients contributed approximately 36.8% of our revenue. For the six months ended June 30, 1999, our two largest clients, Pacific Gas and Electric Company and Merrill Lynch & Co., Inc., accounted for approximately 9.5% and 5.7%, respectively, of our revenue. During that same time period, our five largest clients contributed approximately 28.5% of our revenue.

     We perform varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenue from a major client that constitutes a large portion of a particular quarter's total revenue. If we lose any major clients or any of our clients cancel or significantly reduce a large project's scope, our business, financial condition and results of operations could be materially and adversely affected. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure.

WE HAVE MANY SHORT-TERM CONTRACTS THAT CAN BE CANCELLED WITHOUT PENALTY. IF CLIENTS TERMINATE CONTRACTS WITH US ON SHORT NOTICE, OUR RESULTS OF OPERATIONS COULD SUFFER.

     Our contracts with clients are generally short-term. Also, most clients can reduce or cancel their contracts for our services without penalty and with little or no notice. If a significant client or a number of small clients terminate, significantly reduce or modify business relationships with us, our business, financial condition and results of operations could be materially and adversely affected. Consequently, you should not predict or anticipate our future revenue based on the number of clients we have or the number and size of our existing projects. When a client postpones, modifies or cancels a project, we have to shift our employees to other projects and minimize the resulting adverse impact on our operating results. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice.

IF WE FAIL TO MEET OUR CLIENTS' EXPECTATIONS, WE COULD DAMAGE OUR REPUTATION AND HAVE DIFFICULTY ATTRACTING NEW BUSINESS.

     Many of our projects are complex and critical to our clients. As a result, if we fail or are unable to meet a client's expectations, we could damage our reputation. This could adversely affect our ability to attract new business from that client or others. If we fail to perform adequately on a project, a client could sue us for economic damages.

WE COULD LOSE MONEY ON OUR FIXED-PRICE, FIXED-TIMEFRAME CONTRACTS.

     Many of our contracts are fixed-price, fixed-timeframe contracts, rather than contracts based on payment for time and materials. Often, we fix the price or timeframe before we finalize the design specifications. If we miscalculate the resources or time we need, we could lose money on these projects.

WE MAY NOT COMPETE SUCCESSFULLY WITH OUR COMPETITORS, WHICH COULD RESULT IN REDUCED REVENUES.

     We compete in markets that are new, intensely competitive and rapidly changing. We may not compete successfully with our competitors. We currently compete for client assignments and experienced personnel principally with large and specialty systems integrators, strategy consulting firms and Internet professional services providers. Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. Our markets have relatively low barriers to entry. We expect to continue to face competition from new market entrants. Competition in our market is based primarily on the following factors:

     - Internet expertise and talent;
     - quality, pricing and speed of service delivery;
     - client references;
     - integrated strategy, technology and creative design services; and
     - vertical industry knowledge.

     Some competitive factors are outside of our control. These factors include our competitors' hiring and retention of senior staff, development of software that is competitive with our products and services and response to client needs.

LACK OF GROWTH OR DECLINE IN INTERNET USAGE COULD CAUSE OUR BUSINESS TO SUFFER.

     We have derived most of our revenue from projects involving the Internet. The Internet is new and rapidly evolving. Our business will be adversely affected if Internet usage does not continue to grow. A number of factors may inhibit Internet usage. These factors include inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service. On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

     We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

     - security;
     - cost and ease of Internet access;
     - intellectual property ownership;
     - privacy;

     - taxation; and
     - liability issues.

     Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations.

IF WE FAIL TO KEEP PACE WITH CHANGING TECHNOLOGIES, WE MAY LOSE CLIENTS.

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. The Internet's recent growth and intense competition in our industry exacerbate these characteristics. To achieve our goals, we need to develop strategic business and Internet solutions that keep pace with continuing changes in industry standards, information technology and client preferences. We will have to improve the performance features and reliability of our services to adapt to rapidly changing technologies. Also, as part of our business strategy, we reuse elements of our Internet solutions for which there is repeat customer demand. We could incur substantial costs if we need to modify our reusable solutions to adapt to technological changes.

IF WE LOSE THE SERVICES OF OUR FOUNDER, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER RAUL J. FERNANDEZ, OR OTHER KEY PERSONNEL, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

     Our future success depends in large part on the continued services of a number of our key personnel, including our founder, Chairman, President and Chief Executive Officer, Raul J. Fernandez. We have no employment contract with Mr. Fernandez or many of our other key personnel. The loss of the services of Mr. Fernandez or any of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We may not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel may resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

WE DEPEND ON INTELLECTUAL PROPERTY WHICH MAY BE DIFFICULT TO PROTECT. THIS COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     Our success depends, in part, upon our intellectual property rights. We do not have any patents or patent applications pending. Existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may not be able to license those technologies on reasonable terms, or at all.

     Generally, we develop software applications for specific client engagements. We generally assign software ownership to the client and retain only a license for limited uses. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. We may become involved in disputes that affect our ability to resell or reuse these applications and frameworks. Also, we may have to pay economic damages in these disputes.

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD REQUIRE US TO INCUR UNANTICIPATED DELAYS AND EXPENSES.

     Year 2000 problems could require us to incur delays and unanticipated expenses. These delays and expenses could harm our business. Clients' and potential clients' purchasing patterns may be affected by year 2000 issues as companies expend significant resources to correct or replace their current systems for year 2000 compliance. These clients and potential clients may have fewer funds available to purchase our services. We may experience operations difficulties because of undetected errors or defects in the technology we use in our internal systems. We have made representations to clients concerning year 2000 compliance and may become involved in disputes regarding year 2000 problems involving solutions that we have developed or implemented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."

FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT AND EMPLOYEES, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We have made three acquisitions and investments in two joint ventures in the last 21 months. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do buy a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share of Proxicom could be reduced.

WE HAVE STARTED EXPANDING OUR BUSINESS OVERSEAS. OUR INTERNATIONAL EXPANSION COULD RESULT IN FINANCIAL LOSSES DUE TO CHANGES IN FOREIGN ECONOMIC CONDITIONS AS WELL AS FLUCTUATIONS IN CURRENCY AND EXCHANGE RATES.

     We expect to expand our international operations and international sales and marketing efforts. We operate in Germany and recently started servicing clients in Spain and Italy through our joint ventures. We have plans to commence operations in the United Kingdom in the near future. We have limited experience in marketing, selling and distributing our services internationally. International operations are subject to other inherent risks, including the following:

     - recessions in foreign economies;
     - political and economic instability;
     - fluctuations in currency exchange rates;
     - difficulties and costs of staffing and managing foreign operations;
     - potentially adverse tax consequences;
     - reduced protection for intellectual property rights in some countries;
     - changes in regulatory requirements; and
     - reductions in business activity during the summer months in Europe.

THE MARKET PRICE OF OUR STOCK MAY FLUCTUATE WIDELY.

     The market price of our common stock could fluctuate substantially due to

     - future announcements concerning us or our competitors;
     - quarterly fluctuations in operating results;
     - announcements of acquisitions or technological innovations; or
     - changes in earnings estimates or recommendations by analysts.

     In addition, the stock prices of many technology companies fluctuate widely for reasons which may be unrelated to operating results. Fluctuations in our common stock's market price may affect our visibility and credibility in the Internet solutions market.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.


     After this offering, we will have 25,925,792 shares of common stock outstanding. Sales of a large number of shares could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings.

     The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by an affiliate of ours, sales of which will be limited by Rule 144 under the Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public market without registration either under Rule 144 or any other applicable exemption under the Securities Act.


     Approximately 16,722,896 shares are subject to lock-up agreements that expire 90 days after the date of this prospectus. At that time, the shares released from lock-up restrictions will be freely tradable, subject to the provisions of Rule 144 or Rule 701 under the Securities Act. The owners of all locked-up shares have experienced substantial appreciation in the value of their shares relative to the price paid for them. In the event all or a significant portion of these stockholders elect to sell their shares, the price of our stock could materially decline, irrespective of our performance.


     On May 28, 1999, we filed a registration statement under the Securities Act covering all 8,350,000 shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. The registration statement became effective upon filing. Accordingly, shares registered under the registration statement are, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, available for sale after lock-up agreements expire. As of September 15, 1999, options to purchase 5,995,655 shares of common stock were outstanding.


     In addition, following the closing of this offering, the holders of 16,665,112 shares of common stock have the right to request registration of their shares in future public offerings of our equity securities.


IT MAY BE HARD FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Provisions of our corporate instruments and Delaware law could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. This could depress our stock price.

OUR DIRECTORS AND EXECUTIVE OFFICERS ARE CONTROLLING STOCKHOLDERS.

     After this offering, our directors and executive officers will beneficially own about 50.2% of our common stock. These stockholders can thus control matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITH RIGHTS ADVERSE TO THE HOLDERS OF COMMON STOCK.

     Our board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock. Issuance of preferred shares with rights to distributions, voting rights or other rights superior to the common stock would be adverse to the holders of common stock. See "Description of Capital Stock."

                                USE OF PROCEEDS


     Proxicom will receive proceeds of approximately $56.3 million from the sale of the 1,000,000 shares of common stock it is offering, net of estimated expenses and the underwriting discount and based on an assumed public offering price of $59.88 per share. Proxicom will not receive any proceeds from the sale of common stock by the selling stockholders.


     Proxicom intends to use the majority of the offering's net proceeds for working capital and general corporate purposes. Specifically, we plan to increase our marketing and sales activities and hire more personnel in these functional areas. We also plan to expand our operations and hire more Internet solutions professionals. Proxicom may use a portion of the proceeds for acquisitions. From time to time, in the ordinary course of business, Proxicom evaluates potential acquisitions of businesses, products or technologies. Proxicom has no present understandings or agreements with respect to any acquisition of businesses, products or technologies.

     Pending use of the net proceeds for the above purposes, Proxicom intends to invest such funds in short-term, interest-bearing, investment-grade securities. In addition to the use of the net proceeds received by it from the offering, Proxicom also expects during the next 18 months to meet its working capital requirements through existing cash and cash equivalents, investments, cash from sales of services, its credit facility and possibly other borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

     Proxicom's common stock has been quoted on the Nasdaq National Market under the symbol PXCM since Proxicom's initial public offering on April 19, 1999. The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market.


                                                                HIGH     LOW
1999:                                                          ------   ------
  Second Quarter (beginning April 19, 1999).................   $27.75   $17.00
  Third Quarter (through September 29, 1999)................   $66.00   $22.50



     On September 29, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $59.88. As of September 15, 1999, there were 211 holders of record of our common stock.


                                DIVIDEND POLICY


     With the exception of distributions that three current Proxicom subsidiaries made before Proxicom acquired them, Proxicom has never declared or paid any cash dividends on its capital stock. Proxicom intends to retain future earnings, if any, to finance the expansion of its business and does not expect to declare or pay any cash dividends in the foreseeable future. Also, Proxicom is prohibited from paying cash dividends under the terms of its credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table presents our capitalization as of June 30, 1999 on an actual basis and an adjusted basis. The adjusted basis presentation reflects the sale of 1,000,000 shares of common stock in this offering at an assumed offering price of $59.88 per share and application of the estimated net proceeds of $56.3 million.


     The adjusted basis presentation does not include 5,586,390 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 1999. You should read this information together with the financial statements and notes to those financial statements appearing elsewhere in this prospectus.


                                                                 JUNE 30, 1999
                                                              -------------------
                                                               ACTUAL    ADJUSTED
                                                              --------   --------
                                                                (IN THOUSANDS)
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value: 10,000,000 shares
  authorized; no shares issued and outstanding..............  $     --   $     --
Common stock, $.01 par value: 100,000,000 shares authorized;
  24,797,902 shares issued and 24,744,773 shares outstanding
  (actual); 25,797,902 shares issued and 25,744,773 shares
  outstanding (adjusted)....................................       248        258
Additional paid-in capital..................................   102,112    158,375
Retained deficit............................................   (23,292)   (23,292)
Comprehensive income........................................        --         --
Treasury stock..............................................      (222)      (222)
                                                              --------   --------
     Total stockholders' equity.............................    78,846    135,119
                                                              --------   --------
          Total capitalization..............................  $ 78,846   $135,119
                                                              ========   ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables contain selected consolidated financial data as of December 31 for each of the years 1994 through 1998 and as of June 30, 1999, and for each of the years in the five-year period ended December 31, 1998, and for the six-month periods ended June 30, 1998 and 1999. The selected consolidated financial data for each of the years in the five-year period ended December 31, 1998 have been derived from Proxicom's consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated financial data as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 are unaudited and include all adjustments, consisting only of normal, recurring adjustments that Proxicom considers necessary for a fair presentation of the consolidated financial position and the consolidated results of operations for those periods. Operating results for the six-month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. The selected financial data are qualified by reference to, and should be read in conjunction with, Proxicom's consolidated financial statements and the notes to those financial statements, included elsewhere in this prospectus.

                                                                                             SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                     JUNE 30,
                                         ------------------------------------------------   -------------------
                                          1994      1995      1996      1997       1998      1998        1999
                                         -------   -------   -------   -------   --------   -------     -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue................................   $1,508    $6,273   $13,372   $28,452    $44,006   $18,551     $29,475
Cost of revenue........................      892     2,757     5,085    12,736     24,928    10,343      16,703
                                         -------   -------   -------   -------   --------   -------     -------
Gross profit...........................      616     3,516     8,287    15,716     19,078     8,208      12,772
                                         -------   -------   -------   -------   --------   -------     -------
Operating expenses:
  General and administrative...........      465     2,177     5,746    10,180     16,397     7,592      10,158
  Selling and marketing................        7       244       670     1,710      2,919     1,363       1,437
  Research and development.............       --        --       404       961        692       448          --
  Acquisition and merger costs.........       --        --        --        --      2,886       130         300
  Stock-based and other
    compensation(1)....................       --        --         8        44     18,308        57         225
                                         -------   -------   -------   -------   --------   -------     -------
        Total..........................      472     2,421     6,828    12,895     41,202     9,590      12,120
                                         -------   -------   -------   -------   --------   -------     -------
Income (loss) from operations..........      144     1,095     1,459     2,821    (22,124)   (1,382)        652
Interest income (expense), net.........        2         5        55        80       (121)       17         411
                                         -------   -------   -------   -------   --------   -------     -------
Income (loss) before income taxes......      146     1,100     1,514     2,901    (22,245)   (1,365)      1,063
Income tax provision (benefit).........       37       294       185       330       (900)     (943)        447
                                         -------   -------   -------   -------   --------   -------     -------
Net income (loss)......................      109       806     1,329     2,571    (21,345)     (422)        616
Non-cash dividend on beneficial
  conversion of convertible preferred
  stock................................       --        --        --        --         --        --      (4,873)
                                         -------   -------   -------   -------   --------   -------     -------
Net income (loss) available to common
  stockholders.........................     $109      $806   $ 1,329   $ 2,571   $(21,345)  $  (422)    $(4,257)
                                         =======   =======   =======   =======   ========   =======     =======
Basic net income (loss) per common
  share................................    $0.01     $0.06     $0.10     $0.19     $(1.46)   $(0.03)     $(0.22)
                                         =======   =======   =======   =======   ========   =======     =======
Diluted net income (loss) per common
  share................................    $0.01     $0.06     $0.09     $0.15     $(1.46)   $(0.03)     $(0.22)
                                         =======   =======   =======   =======   ========   =======     =======
Weighted average common shares
  outstanding..........................   13,238    13,773    13,740    13,374     14,576    13,790      19,117
Weighted average common shares and
  common share equivalents.............   13,238    13,773    14,310    17,128     14,576    13,790      19,117
Unaudited pro forma data(2)(3)
  Basic net loss per common share......                                            $(1.29)               $(0.20)
                                                                                 ========               =======
  Diluted net loss per common share....                                            $(1.29)               $(0.20)
                                                                                 ========               =======
  Weighted average common shares
    outstanding........................                                            16,577                20,814
  Weighted average common shares and
    common share equivalents...........                                            16,577                20,814

                                                              DECEMBER 31,                      JUNE 30, 1999
                                               ------------------------------------------   ---------------------
                                               1994    1995     1996     1997      1998     ACTUAL    ADJUSTED(4)
                                               ----   ------   ------   -------   -------   -------   -----------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................  $104   $  802   $1,160   $ 2,343   $ 2,586   $ 2,643    $ 58,916
Short-term investments.......................    20       --    2,285     1,101       278    56,402      56,402
Working capital..............................   220      693    5,808     7,534     1,927    73,450     129,723
Total assets.................................   645    2,463    8,985    16,317    22,551    88,130     144,403
Stockholders' equity.........................   329    1,131    7,344    10,496     6,629    78,846     135,119


---------------

(1) Stock-based and other compensation in 1998 was associated with a merger transaction with IBIS Consulting and includes (a) a $17.2 million non-cash charge relating to the elimination of a repurchase requirement for formula stock; (b) $1.0 million in cash bonus payments required under the historical IBIS Consulting plan; and (c) a $100,000 non-cash charge relating to rights to receive stock granted by ad hoc Interactive.

(2) Pro forma data reflect the conversion of 4,231,194 shares of preferred stock as if such conversion occurred as of the later of January 1, 1998 or the date of issuance.

(3) Proxicom merged with two companies during 1998 and one company during 1999 in transactions accounted for as poolings of interests. The three companies had elected a status under Subchapter S of the Internal Revenue Code that exempted them from corporate income tax. The pro forma data reflect the transactions as if these companies had been subject to taxation in 1998. See
    Note 3 in the consolidated financial statements.


(4) Reflects Proxicom's sale of 1,000,000 shares of common stock in this offering at an assumed offering price of $59.88 per share and application of the estimated net proceeds.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with "Selected Consolidated Financial Data," and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus.

OVERVIEW

     Our revenue generally consists of fees generated from professional services. We provide our services on both a time and materials basis and fixed-price, fixed-timeframe basis. When we provide services on a time and materials basis, we recognize revenue as we incur costs. In time and materials service situations, we also use our internally developed estimation process and a Proxicom senior management member approves our proposals. The estimation process accounts for standard billing rates for each project, the technology environment and application type to be applied, and the project's timetable and overall technical complexity. When we provide services on a fixed-fee, fixed-timeframe basis, we use our estimation process and propose fixed prices for projects. A Proxicom senior management member must approve all of our fixed-price proposals. For these contracts, we recognize revenue using a percentage-of-completion method primarily based on costs incurred. We make provisions for estimated losses on uncompleted contracts on a contract-by-contract basis and recognize these provisions in the period in which the losses are determined.

     Our financial results may fluctuate from quarter to quarter based on such factors as the number, complexity, size, scope and lead time of projects in which we are engaged. More specifically, these fluctuations can result from the contractual terms and degree of completion of such projects, any delays incurred in connection with projects, employee utilization rates, the adequacy of provisions for losses, the accuracy of estimates of resources required to complete ongoing projects and general economic conditions. In addition, revenue from large clients may constitute a significant portion of our total revenue in a particular quarter.

     As of March 26, 1999, Proxicom merged with ad hoc Interactive, Inc., a California-based Internet solutions provider, by exchanging 829,771 shares of Proxicom common stock and rights to receive 39,333 shares of Proxicom common stock for all of the outstanding stock and stock rights of ad hoc Interactive. Proxicom incurred acquisition and merger costs of $300,000 in connection with this transaction. In August 1998, Proxicom merged with IBIS Consulting, Inc. by exchanging 4,988,297 shares of Proxicom common stock for all the common stock of IBIS Consulting. In addition, IBIS Consulting options were converted into options to purchase 345,034 shares of Proxicom common stock. Proxicom incurred acquisition and merger costs of $2.8 million and stock-based and other compensation expense of $18.2 million associated with IBIS Consulting. In connection with this transaction, the president of IBIS Consulting was elected to Proxicom's board of directors. In January 1998, Proxicom merged with Square Earth, Inc. by exchanging 534,999 shares of Proxicom common stock for all the common stock of Square Earth. In addition, Square Earth options were converted into options to purchase 41,474 shares of Proxicom common stock. Proxicom incurred acquisition and merger costs of $130,000 in connection with this transaction. Proxicom accounted for each of these transactions as a pooling of interests. All prior period consolidated financial statements have been restated to include ad hoc Interactive's, IBIS Consulting's and Square Earth's results of operations, financial position and cash flows.

     In March 1999, Proxicom signed an agreement with Ericsson
Telecommunicazioni SpA. Under the agreement, Proxicom made a 19.9% investment in an Italian joint venture company, Eunosia Internet Architects SpA. Ericsson owns the remaining 80.1% interest. Proxicom provides Internet solutions to businesses based in Italy through the joint venture company.

     In July 1999, Proxicom signed an agreement with affiliates of Iberdrola SA. Under the agreement, Proxicom purchased 19.9% of a Spanish joint venture company, Kristina, Internet Business Solutions SA. Affiliates of Iberdrola own the remaining 80.1% interest. The initial share capital of Kristina, Internet Business Solutions is approximately $7.4 million, which Proxicom and the affiliates of Iberdrola will contribute in proportion to their stockholder percentage interests. In late July 1999, Proxicom contributed approximately $740,000 to fulfill one-half of its initial share capital obligation. Kristina, Internet Business Solutions provides Internet professional services to businesses based in Spain.


     On September 24, 1999, Proxicom and General Electric Company entered into a Master Services Agreement. Under this agreement, General Electric has agreed to have Proxicom perform Internet services for fees totaling no less than $6.0 million during the 12-month period ending September 24, 2000. As part of the agreement, Proxicom issued General Electric a warrant to purchase 150,000 shares of common stock at an exercise price of $49.88 per share, the closing price of the common stock on the date of the agreement. The warrant is fully vested and is exercisable until September 24, 2000.


RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the relative composition of revenue and selected statements of operations data as a percentage of revenue:

                                                            YEAR ENDED         SIX MONTHS ENDED
                                                           DECEMBER 31,            JUNE 30,
                                                       ---------------------   -----------------
                                                       1996    1997    1998     1998       1999
                                                       -----   -----   -----   ------     ------
Revenue..............................................  100.0%  100.0%  100.0%  100.0%     100.0%
Cost of revenue......................................   38.0    44.8    56.6    55.8       56.7
                                                       -----   -----   -----   -----      -----
Gross profit.........................................   62.0    55.2    43.4    44.2       43.3
                                                       -----   -----   -----   -----      -----
Operating expenses:
  General and administrative.........................   43.0    35.8    37.3    40.9       34.4
  Selling and marketing..............................    5.0     6.0     6.6     7.3        4.9
  Research and development...........................    3.0     3.4     1.6     2.4         --
  Acquisition and merger costs.......................     --      --     6.5     0.7        1.0
  Stock-based and other compensation.................     --     0.1    41.6     0.3        0.8
                                                       -----   -----   -----   -----      -----
          Total......................................   51.0    45.3    93.6    51.6       41.1
                                                       -----   -----   -----   -----      -----
Income (loss) from operations........................   11.0     9.9   (50.2)   (7.4)       2.2
Interest income (expense), net.......................    0.4     0.3    (0.3)     --        1.4
                                                       -----   -----   -----   -----      -----
Income (loss) before income taxes....................   11.4    10.2   (50.5)   (7.4)       3.6
Income tax provision (benefit).......................    1.4     1.2    (2.0)   (5.1)       1.5
                                                       -----   -----   -----   -----      -----
Net income (loss)....................................   10.0%    9.0%  (48.5)%  (2.3)%      2.1%
                                                       =====   =====   =====   =====      =====

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Revenue. For the six-month period ended June 30, 1999, revenue increased $10.9 million, or 58.9%, to $29.5 million from $18.6 million for the six-month period ended June 30, 1998. This increase in revenue reflects an increase in the size and number of our client projects for the six-month period to period comparison. Approximately 16% of this increase was attributable to increased project size for the six-month period ended June 30, 1999, and the remainder is attributable to an increase in the number of projects.

     Cost of Revenue. Cost of revenue consists primarily of salaries and associated employee benefits for personnel directly assigned to client projects, non-research and development efforts and non-reimbursed direct expenses incurred to complete projects, such as technical consulting fees. These costs increased $6.4 million, or 61.5%, to $16.7 million for the six-month period ended June 30, 1999 from $10.3 million for the six-month period ended June 30, 1998. These increases were due primarily to increases in the number of personnel needed to service our client projects. Service project personnel increased to 392 at June 30, 1999 from 244 at June 30, 1998. As a percentage of revenue, cost of revenue increased from 55.8% to 56.7% for the six-month period ended June 30, 1999, as compared to the six-month period ended June 30, 1998.

     Gross Profit. For the six-month period ended June 30, 1999, gross profit increased $4.6 million, or 55.6%, to $12.8 million from $8.2 million for the six-month period ended June 30, 1998. The gross profit increase reflects an increase in revenue during the six-month period ended June 30, 1999. As a percentage of revenue, gross profit decreased from 44.2% to 43.3% for the six-month period ended June 30, 1999, as compared to the six-month period ended June 30, 1998. The percentage decrease primarily reflects reduced overall utilization of consulting and delivery personnel, as discussed in the Cost of Revenue subsection. Employee utilization can be affected by multiple factors, including rapid growth and reductions in the number or size of projects in any period. We usually do not fully utilize our consulting and delivery personnel on billable projects during their initial months of employment. During this time, they undergo training and become integrated into our operations. Reduction in employee utilization rates could cause further decline in gross profit as a percentage of revenue.

     General and Administrative. General and administrative costs consist of salaries for executive and selected senior management, finance, recruiting, administrative groups and associated employee benefits, facilities costs including depreciation and amortization, computer and office equipment operating leases, training, travel and all other branch and corporate costs. These costs increased $2.6 million, or 33.8%, to $10.2 million for the six-month period ended June 30, 1999 from $7.6 million for the six-month period ended June 30, 1998. This increase was due primarily to increased facilities and related expenses to support our growth. Approximately 7.8% of this increase was attributable to increased personnel costs for the six-month period ended June 30, 1999. As a percentage of revenue, general and administrative expenses decreased from 40.9% to 34.4% for the six-month period ended June 30, 1999, as compared to the six-month period ended June 30, 1998.

     Selling and Marketing. Selling and marketing costs consist primarily of salaries and associated employee benefits, travel expenses of selling and marketing personnel and promotional expenses. Selling and marketing costs increased $74,000, or 5.4%, to $1.4 million for the six-month period ended June 30, 1999 from the six-month period ended June 30, 1998. This increase was primarily due to an increase in the number of sales and marketing personnel. As a percentage of revenue, selling and marketing costs decreased from 7.3% to 4.9% for the six-month period ended June 30, 1999, as compared to the six-month period ended June 30, 1998. We expect selling and marketing costs to increase as a percentage of revenue.

     Research and Development. Research and development costs, primarily software development, consist of salaries assigned directly to research and development projects, associated employee benefits and direct expenses incurred to complete research projects, including non-employee consulting. Research and development costs for the six-month period ended June 30, 1999, decreased $448,000, or 100.0%, from the six-month period ended June 30, 1998. This decrease was attributable to re-deploying engineers and technicians active in developing and enhancing replicable frameworks to client service projects during the third quarter of 1998. For the six-month period ended June 30, 1998, we charged all of our costs for research and development to operations as incurred. We did this because the period between technological feasibility and general release was relatively short and the costs incurred during this period were not significant.

     Acquisition and Merger Costs. We incurred charges of approximately $300,000 for the six-month period ended June 30, 1999 for costs associated with the ad hoc Interactive transaction. Also, we incurred charges of approximately $130,000 for the six-month period ended June 30, 1998 for costs associated with our merger with Square Earth in January 1998. All transaction costs were related to professional fees and other direct expenses.

     Stock-Based and Other Compensation. For the six-month period ended June 30, 1999, stock-based and other compensation increased $168,000, or 294.7%, to $225,000 from $57,000 for the six-month period ended June 30, 1998. These incurred charges were for various stock rights and stock options issued for less than fair market value under the historical ad hoc Interactive and IBIS Consulting plans.

     Interest Income (Expense), Net. Interest income (expense), net increased $394,000 to interest income of $411,000 for the six-month period ended June 30, 1999 from interest income of $17,000 for the six-month period ended June 30, 1998. This increase was due primarily to interest income earned on proceeds raised in our initial public offering in April 1999. We generally invest in the highest rated commercial paper, U.S. Treasury bills and money market accounts. The amount of interest income fluctuates based upon the amount of funds available for investment and prevailing interest rates.

     Income Tax Provision (Benefit). The $447,000 income tax provision in the six-month period ended June 30, 1999 represents combined federal, state and foreign income taxes at an effective rate of 42.1%. Income tax benefit of $943,000 in the six-month period ended June 30, 1998 represented combined federal and state income taxes at an effective benefit rate of 69.1%. Our effective tax rate was favorably impacted for the six-month period ended June 30, 1998 by our mergers with IBIS Consulting, Inc. in August 1998, and ad hoc Interactive and Square Earth, which were Subchapter S corporations with pass-through tax status before the mergers. We have recorded our income tax provision (benefit) based on estimates of the effective tax rate expected to be applicable for the full fiscal year. Estimated effective rates recorded during interim periods may be periodically revised if necessary to reflect current estimates.

1998 COMPARED TO 1997

     Revenue. In 1998, revenue increased $15.5 million, or 54.7%, to $44.0 million from $28.5 million in 1997. This increase in revenue reflects increases in both the size and number of our client engagements. Approximately 65.0% of this increase is attributable to increased project size and the remainder is attributable to increased numbers of projects. IBIS Consulting accounted for $8.9 million, or 59.0% of the increase in Proxicom's 1998 revenues. Square Earth's contribution was not separately accounted for because its operations were fully integrated into Proxicom's following the merger in January 1998.

     Cost of Revenue. Cost of revenue increased $12.2 million, or 95.7%, to $24.9 million in 1998 from $12.7 million in 1997. The increase during 1998 was due primarily to increases in the number of personnel needed to service these projects and the related complexity of the projects. Approximately 76.0% of the increase was attributable to personnel cost increases. Service project personnel increased from 216 at December 31, 1997 to 340 at December 31, 1998. In 1998, we re-deployed engineers who were active in developing and enhancing replicable frameworks. During this transition phase, the engineer utilization was lower due to start-up requirements. Also, during the second half of 1998, due to market conditions, customer demand in our financial services and energy industry groups softened, which adversely affected service utilization. As a percentage of revenue, cost of revenue increased to 56.6% during 1998 as compared to 44.8% during 1997.

     Gross Profit. In 1998, gross profit increased $3.4 million, or 21.4%, to $19.1 million from $15.7 million in 1997. The gross profit dollar increase reflects the increase in revenue during 1998. As a percentage of revenue, gross profit decreased to 43.4% during 1998 from 55.2% during 1997. The percentage decrease reflects reduced overall utilization of consulting and delivery personnel as discussed in the cost of revenue section.

     General and Administrative. General and administrative costs increased $6.2 million, or 61.1%, to $16.4 million in 1998 from $10.2 million in 1997. This increase was due primarily to increases in personnel and facilities and related costs due to expanded leasing commitments in Reston, VA, New York, NY, San Francisco, CA and the establishment of new offices in Chicago, IL and Munich, Germany to support the internal growth of our operations. Approximately 68.0% of the increase is attributable to the facilities and related cost increases. As a percentage of revenue, general and administrative expenses increased to 37.3% in 1998 as compared to 35.8% in 1997. We wrote off $959,000 in doubtful accounts in 1998, which included approximately $600,000 from disputes with two customers. We believe the current allowance for doubtful accounts balance of $669,000 is sufficient for other doubtful accounts.

     Selling and Marketing. Selling and marketing costs increased $1.2 million, or 70.7%, to $2.9 million in 1998 from $1.7 million in 1997. Approximately 59.0% of this increase was due to marketing program expenditures and the remaining increase was due to increased personnel-related costs incurred in sales promotion efforts. As a percentage of revenue, selling and marketing costs increased to 6.6% from 6.0% during 1997.

     Research and Development. Research and development costs decreased $269,000, or 28.0%, to $692,000 in 1998 from $961,000 in 1997. This decrease was due to our re-deploying engineers and technicians active in developing and enhancing replicable frameworks to client service projects during the third quarter of 1998. For 1998 and 1997, we charged all of our costs for research and development to operations as incurred. We did this because the period between technological feasibility and general release was relatively short and the costs incurred during this period were not significant.

     Acquisition and Merger Costs. We incurred charges of approximately $2.9 million in 1998 for costs associated with the Square Earth and IBIS Consulting transactions. These transaction costs related to professional fees and other direct expenses. We did not record any such expenses for the year ended December 31, 1997 because we did not acquire any entities during that year.

     Stock-based and Other Compensation. We incurred charges of $18.3 million in 1998 for costs associated with our IBIS Consulting and ad hoc Interactive transactions. Of these charges, $17.2 million related to the elimination of a repurchase requirement for formula stock options and $1.0 million consisted of cash bonus payments required under the historical IBIS Consulting plan. For the year ended December 31, 1997 we incurred charges of $44,000 for stock rights issued for less than fair market value under the historical ad hoc Interactive plan.

     Interest Income (Expense), Net. Interest income (expense), net decreased $201,000, or 251.3%, to interest expense of $121,000 in 1998 from interest income of $80,000 in 1997. This decrease was due primarily to interest expense we incurred from borrowings under our lines of credit during 1998 to support our internal growth. Interest expense of $238,000 was offset by interest income of $117,000 earned during 1998. The amount of interest income fluctuates based upon the amount of funds available for investment and prevailing interest rates.

     Income Tax Provision (Benefit). Operating losses generated in 1998 were carried back for tax purposes creating a tax benefit. The $900,000 income tax benefit in 1998 represents a benefit from combined federal and state income taxes at an effective rate of 4.0%, or 18.0% excluding the $17.3 million non-deductible stock-based compensation charge. Income tax expenses of $330,000 in 1997 represented combined federal and state income taxes at an effective rate of 11.4%. Our effective tax rate was favorably impacted in both 1997 and 1998 by the transactions with Square Earth, IBIS Consulting and ad hoc Interactive, which were Subchapter S corporations with pass-through tax status before the transactions.

1997 COMPARED TO 1996

     Revenue. Revenue increased $15.1 million, or 112.8%, to $28.5 million in 1997 from $13.4 million in 1996. This increase is directly attributable to increased client project size. IBIS Consulting and Square Earth accounted for $6.3 million, or 41.7%, and $800,000, or 5.0%, respectively, of the increase in Proxicom's 1997 revenue.

     Cost of Revenue. Cost of revenue increased $7.6 million, or 150.5%, to $12.7 million in 1997 from $5.1 million in 1996. This increase was due primarily to increases in the size of our client projects and the cost of additional consulting and delivery personnel. Approximately 84.0% of the increase was attributable to the increased personnel costs. We had 139 consulting and delivery personnel at December 31, 1996 and 216 at December 31, 1997. As a percentage of revenue, cost of revenue increased to 44.8% during 1997 as compared to 38.0% during 1996.

     Gross Profit. In 1997, gross profit increased $7.4 million, or 89.6%, to $15.7 million from $8.3 million in 1996. The gross profit dollar increase reflects the increase in revenue during 1997. As a percentage of revenue, gross profit decreased to 55.2% during 1997 as compared to 62.0% during 1996. The percentage decrease reflects reduced utilization of consulting and delivery personnel as discussed in the cost of revenue section.

     General and Administrative. General and administrative costs increased $4.4 million, or 77.2%, to $10.2 million in 1997 from $5.8 million in 1996. This increase was due primarily to increases in personnel, the leasing of a new company headquarters in Reston, VA, costs incurred in connection with the opening of our New York, NY office in 1997 and related facility costs to support the growth of our operations. Approximately 68.0% of the cost increase is attributable to increased facility and related costs.

     Selling and Marketing. Selling and marketing costs increased $1.0 million, or 155.2%, to $1.7 million in 1997 from $670,000 in 1996. This increase was due to the expansion of our selling and marketing personnel to 15 employees at December 31, 1997 from 9 employees at December 31, 1996 and increased promotional activities. Approximately 75.0% of the cost increase is attributable to increased personnel costs.

     Research and Development. Research and development costs increased $557,000, or 137.9%, to $961,000 in 1997 from $404,000 in 1996. This increase is attributable to increases in the number of engineers and technicians active in developing and enhancing replicable frameworks. In 1997 and 1996, all of our costs for research and development were charged to operations as incurred since the period between technological feasibility and general release was relatively short and the costs incurred during this period were not significant.

     Stock-Based and Other Compensation. For 1997, stock-based and other compensation increased $36,000, or 450.0%, to $44,000 from $8,000 for 1996.
These incurred charges were for various stock rights and stock options issued for less than fair market value under the historical ad hoc Interactive and IBIS Consulting plans.

     Interest Income (Expense), Net. Interest income increased $25,000, or 45.5%, to $80,000 in 1997 from $55,000 in 1996. This increase was due primarily to our interest income earned on the invested portion of the proceeds of our private financings during 1997. Interest income of $174,000 was offset by interest expense of $94,000 from increased drawings under our lines of credit during 1997 to support our internal growth.

     Income Tax Provision. Income tax expense increased $145,000, or 78.4%, to $330,000 in 1997 from $185,000 in 1996 and represented combined federal and state income taxes at an effective marginal rate of 11.4% in 1997 and 12.2% in 1996. The comparatively low tax rate of 11.4% was caused primarily by the transactions with Square Earth, IBIS Consulting and ad hoc Interactive, which were all Subchapter S corporations with pass-through tax status before the transactions.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth unaudited consolidated quarterly financial data for the periods indicated. We derived this data from unaudited consolidated financial statements, and, in the opinion of our management, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. Results of operations for any previous fiscal quarter do not necessarily indicate what results may be for any future period.

                                                             THREE MONTHS ENDED
                                 --------------------------------------------------------------------------
                                 MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,
                                   1997       1997       1997       1997       1998       1998       1998
                                 --------   --------   --------   --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Revenue........................   $5,524     $7,070     $7,500     $8,358    $ 8,043    $10,508    $ 12,568
Cost of revenue................    2,451      3,109      3,382      3,794      4,653      5,690       7,036
                                  ------     ------     ------     ------    -------    -------    --------
Gross profit...................    3,073      3,961      4,118      4,564      3,390      4,818       5,532
                                  ------     ------     ------     ------    -------    -------    --------
Operating expenses:
 General and administrative....    1,815      2,396      2,870      3,099      3,326      4,266       4,384
 Selling and marketing.........      392        387        437        494        712        651         916
 Research and development......       90         82        182        607        228        220         244
 Acquisition and merger
   costs.......................       --         --         --         --        130         --       2,756
 Stock-based and other
   compensation................        8         11         11         14         15         42      18,211
                                  ------     ------     ------     ------    -------    -------    --------
       Total...................    2,305      2,876      3,500      4,214      4,411      5,179      26,511
                                  ------     ------     ------     ------    -------    -------    --------
Income (loss) from
 operations....................      768      1,085        618        350     (1,021)      (361)    (20,979)
Interest income (expense),
 net...........................       27         22        (16)        47         43        (26)        (66)
                                  ------     ------     ------     ------    -------    -------    --------
Income (loss) before income
 taxes.........................      795      1,107        602        397       (978)      (387)    (21,045)
Income tax provision
 (benefit).....................        4         91         86        149       (491)      (452)       (132)
                                  ------     ------     ------     ------    -------    -------    --------
Net income (loss)..............   $  791     $1,016     $  516     $  248    $  (487)   $    65    $(20,913)
                                  ======     ======     ======     ======    =======    =======    ========
AS A PERCENTAGE OF REVENUE:
Revenue........................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%      100.0%
Cost of revenue................     44.4       44.0       45.1       45.4       57.9       54.1        56.0
                                  ------     ------     ------     ------    -------    -------    --------
Gross profit...................     55.6       56.0       54.9       54.6       42.1       45.9        44.0
                                  ------     ------     ------     ------    -------    -------    --------
Operating expenses:
 General and administrative....     32.9       33.9       38.3       37.1       41.4       40.6        34.9
 Selling and marketing.........      7.1        5.5        5.8        5.9        8.8        6.2         7.3
 Research and development......      1.6        1.2        2.4        7.2        2.8        2.1         1.9
 Acquisition and merger
   costs.......................       --         --         --         --        1.6         --        21.9
 Stock-based and other
   compensation................      0.1        0.1        0.2        0.2        0.2        0.4       144.9
                                  ------     ------     ------     ------    -------    -------    --------
       Total...................     41.7       40.7       46.7       50.4       54.8       49.3       210.9
                                  ------     ------     ------     ------    -------    -------    --------
Income (loss) from
 operations....................     13.9       15.3        8.2        4.2      (12.7)      (3.4)     (166.9)
Interest income (expense),
 net...........................      0.5        0.3       (0.2)       0.6        0.5       (0.3)       (0.5)
                                  ------     ------     ------     ------    -------    -------    --------
Income (loss) before income
 taxes.........................     14.4       15.6        8.0        4.8      (12.2)      (3.7)     (167.4)
Income tax provision
 (benefit).....................      0.1        1.2        1.1        1.8       (6.1)      (4.3)       (1.0)
                                  ------     ------     ------     ------    -------    -------    --------
Net income (loss)..............     14.3%      14.4%       6.9%       3.0%      (6.1)%      0.6%     (166.4)%
                                  ======     ======     ======     ======    =======    =======    ========

                                       THREE MONTHS ENDED
                                 ------------------------------
                                 DEC. 31,   MAR. 31,   JUN. 30,
                                   1998       1999       1999
                                 --------   --------   --------
                                     (DOLLARS IN THOUSANDS)
Revenue........................  $12,887    $13,254    $16,221
Cost of revenue................    7,549      7,792      8,911
                                 -------    -------    -------
Gross profit...................    5,338      5,462      7,310
                                 -------    -------    -------
Operating expenses:
 General and administrative....    4,421      4,562      5,596
 Selling and marketing.........      640        650        787
 Research and development......       --         --         --
 Acquisition and merger
   costs.......................       --        300         --
 Stock-based and other
   compensation................       40        117        108
                                 -------    -------    -------
       Total...................    5,101      5,629      6,491
                                 -------    -------    -------
Income (loss) from
 operations....................      237       (167)       819
Interest income (expense),
 net...........................      (72)       (65)       476
                                 -------    -------    -------
Income (loss) before income
 taxes.........................      165       (232)     1,295
Income tax provision
 (benefit).....................      175        (84)       531
                                 -------    -------    -------
Net income (loss)..............  $   (10)   $  (148)   $   764
                                 =======    =======    =======
AS A PERCENTAGE OF REVENUE:
Revenue........................    100.0%     100.0%     100.0%
Cost of revenue................     58.6       58.8       54.9
                                 -------    -------    -------
Gross profit...................     41.4       41.2       45.1
                                 -------    -------    -------
Operating expenses:
 General and administrative....     34.3       34.4       34.5
 Selling and marketing.........      5.0        4.9        4.9
 Research and development......       --         --         --
 Acquisition and merger
   costs.......................       --        2.3         --
 Stock-based and other
   compensation................      0.3        0.9        0.6
                                 -------    -------    -------
       Total...................     39.6       42.5       40.0
                                 -------    -------    -------
Income (loss) from
 operations....................      1.8       (1.3)       5.1
Interest income (expense),
 net...........................     (0.5)      (0.5)       2.9
                                 -------    -------    -------
Income (loss) before income
 taxes.........................      1.3       (1.8)       8.0
Income tax provision
 (benefit).....................      1.4       (0.7)       3.3
                                 -------    -------    -------
Net income (loss)..............     (0.1)%     (1.1)%      4.7%
                                 =======    =======    =======

     We have generally realized lower revenue in the first quarter of the year than in the other quarters. We believe that this has been due primarily to client budget cycles and the short-term nature of our contracts.

LIQUIDITY AND CAPITAL RESOURCES

     In October 1998, Proxicom entered into a $10.0 million revolving credit facility with Bank of America, N.A., formerly NationsBank, N.A., as amended in June 1999, to be used for working capital purposes and permitted acquisitions. The interest rate on amounts borrowed under the credit agreement is LIBOR plus 1.5%. The credit facility expires on August 31, 2000 and will renew automatically for one additional year at the sole discretion of Bank of America. The credit facility contains restrictions on Proxicom and its subsidiaries (including a prohibition on the payment of cash dividends by Proxicom) and requires Proxicom to maintain liquid assets of at least $10.0 million. The credit facility is secured by a first priority lien on all current and future assets of Proxicom and its subsidiaries and a first priority pledge of the stock of IBIS Consulting, Square Earth and ad hoc Interactive. As of the date of this prospectus, Proxicom had no outstanding borrowings under the credit facility.

     Cash and cash equivalents increased to $2.6 million at December 31, 1998, from $2.3 million at December 31, 1997. Net cash provided by operating activities of $1.3 million for 1997 was attributable to the growth in our revenue and operations. The net cash used in operating activities of $3.8 million for 1998 was primarily offset with borrowings under our credit facility. Cash and cash equivalents were $2.6 million at June 30, 1999, which was unchanged from $2.6 million at December 31, 1998.

     Unbilled services increased $4.7 million from $2.0 million at June 30, 1998 to $6.7 million at June 30, 1999. This increase was primarily due to growth in the size and complexity of our projects. Larger, more complex projects typically require completion of specified performance milestones prior to billing clients, as opposed to providing for monthly progress billing. A portion of our projects require performance milestones to be reached before invoicing. We believe our project size and complexity will continue to increase in the future. If this occurs, our unbilled services receivables can be expected to increase.

     Capital expenditures of approximately $1.5 million, $2.1 million, $1.8 million and $1.4 million for 1996, 1997 and 1998 and the first six months of 1999, respectively, were used primarily for computer equipment, office equipment and leasehold improvements related to Proxicom's growth. Capital expenditures for 1999 are expected to be approximately $3.0 million and will be made principally for computer equipment, internally used software purchases and leasehold improvements to support our growth.

     In February 1999, Proxicom completed the sale of 1,218,333 shares of Series D convertible preferred stock for $7.3 million. At the closing of Proxicom's initial public offering, all of these shares converted into common stock on a one-for-one basis. Proxicom was required to take a $4.9 million charge to additional paid-in capital for the difference between the conversion feature and the estimated fair value of the underlying common stock. Although not reflected on the statement of operations, the charge was reflected as a reduction to income and earnings per share available for common stockholders. See "Certain Transactions -- Stock Purchase Agreements and Related Matters -- Series D Purchase Agreement."

     In connection with the issuance of Series A convertible preferred stock, Proxicom issued warrants to purchase 1,011,378 shares of Series A convertible preferred stock. The warrants were exercised for a purchase price of $8.0 million on April 13, 1999, and the shares of Series A convertible preferred stock issued upon their exercise were converted into shares of common stock immediately before Proxicom closed its initial public offering of securities.

     On April 23, 1999, Proxicom completed its initial public offering of securities. After deducting expenses, Proxicom received approximately $46.9 million in proceeds from this transaction. On May 21, 1999, the underwriters of the initial public offering exercised their over-allotment option, resulting in an additional $8.2 million in proceeds to Proxicom. Proxicom has invested the majority of these proceeds in short-term, interest-bearing, investment-grade securities.

     Proxicom anticipates that the net proceeds of this offering, together with existing sources of liquidity and funds generated from operations, should provide adequate cash to fund its currently anticipated cash needs through at least the next 18 months. To the extent Proxicom is unable to fund its operations from cash flows, it may need to obtain financing from external sources in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available at all, or that, if available, such financing will be obtainable on terms favorable to Proxicom.

YEAR 2000 READINESS DISCLOSURE

     Background. Many computer systems and applications currently use two-digit fields to designate a year. This inability to recognize, or properly treat, the year 2000 may cause systems to process financial and operational information incorrectly, resulting in system failures and other business problems.

     Risk Factors. We may experience operations interruptions because of year 2000 problems. Also, we may experience operations difficulties caused by undetected errors or defects in the technology we use in our internal systems. We may become involved in disputes regarding year 2000 problems involving solutions we developed or implemented or the interaction of our Internet solutions with other applications. Year 2000 problems could require us to incur delays and unforeseen expenses. While it is difficult to identify every conceivable issue related to the year 2000, we have formulated an approach to address our exposure to these risk factors.

     Approach. We have completed assessing the impact of the year 2000 issue on our current products, internal information systems and non-information technology systems. We have largely completed the assessment of the year 2000 readiness of our information technology systems, including the hardware and software we use to provide and deliver our Internet solutions. Based on these results, we are verifying minor revisions to our solutions software code, and replacing systems as needed.

     We are communicating with the suppliers of our computer systems, as well other goods and services providers, to verify their current compliance levels and work with them on their plans, if needed. We require all vendors who provide material hardware or software for our information technology systems to provide assurances of their year 2000 compliance. We are also seeking final assurances of year 2000 compliance from our material non-information technology providers. We have requested that our vendors and providers provide us with final assurances as to compliance by the end of the summer of 1999.

     We have identified processes that will require year 2000 readiness testing, and have established dedicated test environments for year 2000 readiness testing.

     Status. Our testing to date has included our major infrastructure items, hardware platforms and operating systems in all of our offices. Desktop computing, servers, switching and routing platforms have been inventoried in all locations. Personal computer platforms have been identified and tested in our Reston, VA and New York, NY locations. This effort is estimated to be 99% complete. Inventory testing in San Francisco, Sacramento, and Sausalito, CA is 90% complete, and most of the hardware in these locations in less than two years old. Equipment in Spain and Italy is either customer provided and warranted to be year 2000 compliant, or already known to be compliant. Testing and certification in these locations is 95% complete. Testing and compliance in our New York and Chicago offices is considered to be 95% complete. In Munich, 70% of our hardware and 95% of our software is compliant.

     Our testing efforts will be completed by the end of September 1999, and any new hardware we need will be ordered then. Installation of the software components that will bring the computing platforms into compliance is estimated to be 80% complete, with full completion scheduled in all locations by the middle of October 1999. Embedded systems are tested at a 95% level, with full compliance scheduled for completion in October 1999. In all locations, affected servers have been identified for replacement and equipment has been ordered. Other equipment (including personal computers and legacy software) will be complete by the end of October 1999.

     We have completed the implementation of year 2000 compliant internal computer applications for our main financial and order processing systems with the assistance and assurance of the software providers. Testing of affected network hardware is complete, and all changes have been applied.

     Based on information provided by our building management at our locations, most building management systems are tested and compliant. We are awaiting responses from our Los Angeles and Sacramento locations. Until our testing is complete and all of our material vendors and providers are contacted, we will not be able to evaluate completely whether affected HVAC, fire control and related systems will need to be revised or replaced by the respective building managers.

     Cost. Based on the work done to date, we predict that the cost to complete our year 2000 certification process will be approximately $325,000. This includes the cost of material upgrades, software modification and related consulting fees.

     Contingency Plans. As discussed above, we are engaged in an ongoing year 2000 assessment and have not yet developed any contingency plans. We are continuing to assess the results of our year 2000 simulation testing and third-party vendor and service provider responses to determine the nature and extent of any contingency plans. At the end of October, after the testing and assessment period, we will develop any necessary contingency plans.

                                    BUSINESS

OVERVIEW

     Proxicom is a leading provider of Internet solutions to Global 1000 companies and other large organizations. Since 1994, we have focused exclusively on the Internet and have successfully completed over 750 client engagements.

     Our Internet solutions have included

     - business-to-business electronic commerce extranets for Harman International Industries, Incorporated, McKessonHBOC and Mercedes-Benz Credit Corp., enabling these clients to transact business with other businesses;
     - business-to-consumer electronic commerce Internet sites for Calphalon Corporation, MagazineOutlet.com, a subsidiary of NewSub Services, Inc., and Marriott International, Inc. enabling these clients to provide information about and sell products to consumers; and
     - company-specific intranets for GE Plastics, Hoffmann-La Roche, Inc. and Merrill Lynch & Co., Inc., enabling persons within these organizations to exchange information electronically.

     We apply our proprietary methodology, the Proxicom Process, in all of our client engagements. Using the Proxicom Process, we integrate strategy, technology and creative design to help our clients transform their businesses with Internet solutions.

INDUSTRY BACKGROUND

     The Internet presents opportunities to transform businesses and entire industries as organizations exploit its potential to extend and enhance their business activities. Companies are using the Internet to communicate and transact business on a one-to-one basis with existing customers and to target and acquire new customers. At the same time, companies are using the Internet to collaborate with their supply-chain partners, enable electronic commerce and manage distribution relationships. The Internet has also allowed businesses to identify new product and service offerings which extend and complement their core markets. As a result, organizations are investing in the strategic use of Internet solutions to transform their core business and technology strategies.

     Faced with growing competition, deregulation and globalization, companies are increasingly looking to utilize Internet technology to help build competitive advantage. Much as client/server technologies opened information access within organizations beginning in the late 1980s, the Internet now offers the potential for organizations to extend their businesses beyond traditional limits. The Internet extends the business role of technology from employee-focused productivity enhancement to customer-focused revenue generation, raising the importance and complexity of new technology deployment.

     Successful adoption of the Internet in this new context poses strategic, technical and creative design challenges. Alignment of business and Internet strategies requires an understanding of how the Internet transforms relationships between businesses and their internal organizations, customers and business partners. Also, companies facing technology investment decisions often need outside technical expertise to recognize Internet tools, develop feasible architectures and implement strategies. Companies must also be able to integrate new Internet applications with their existing systems. Finally, a successful solution requires that the Internet application, particularly the user interface, be engaging and easy to use.

     Few businesses have the range of skills necessary to successfully transform the way they use technology and implement Internet solutions. Moreover, it is difficult to find these skills externally in the supply-constrained Internet professional services market. Even if businesses obtain skills in all three of the strategy, technology and creative disciplines, they often have little experience coordinating them to exploit fully the Internet and other advanced technologies.

     The combination of these factors is creating a significant and growing demand for third-party Internet professional services. International Data Corp., a technology industry research firm, forecasts that the

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market for Internet and electronic commerce services worldwide will grow from
$7.8 billion in 1998 to $78.6 billion by 2003. These projections represent a compound annual growth rate of more than 58% over this period. While business-to-consumer solutions are expected to continue to be a large part of the Internet and electronic commerce services market, Proxicom believes that business-to-business solutions will represent a growing percentage of the overall market.


     Vendors addressing the Internet professional services market can be broadly divided into four major categories.


     - Large systems integrators provide technology expertise across a wide range of offerings which address business process requirements.
     - Specialty systems integrators frequently offer traditional distributed computing models adapted to the Internet.
     - Strategy consulting firms seek to help companies define models of how they can use the Internet as a new channel and knowledge-sharing tool.
     - Internet professional services providers bring Internet expertise, often with a focus on either the creative, technology or strategy element.

     While vendors in each category have specific strengths, each tends to address only a piece of the Internet puzzle. Few vendors addressing the Internet professional services market successfully integrate business and marketing strategy with expertise in Internet-specific technology and creative design services to help businesses achieve the full potential that the Internet offers.

     Proxicom believes organizations are increasingly searching for a single-source professional services firm that can deliver integrated strategy, technology and creative design skills specifically for the Internet. Furthermore, Proxicom believes that organizations will increasingly look to Internet solutions providers that can leverage industry best practices, increase predictability of success for Internet solutions and decrease risks associated with implementation.

PROXICOM'S SOLUTION

     Proxicom is an Internet solutions provider that focuses on creating business value for its clients. Proxicom's solution has five essential elements:

     - a structured methodology, the Proxicom Process;
     - integrated Internet strategy, technology and creative design services;
     - industry and business domain expertise;
     - in-depth Internet and advanced technologies expertise; and
     - knowledge management and knowledge sharing infrastructure.

PROXICOM PROCESS: PROPRIETARY METHODOLOGY AND MANAGED RISK

     The Proxicom Process is Proxicom's proprietary methodology for managing client engagements that integrates strategy, technology and creative design services. The Proxicom Process emphasizes an iterative development cycle with multiple incremental releases to incorporate user feedback and to keep pace with the Internet's ongoing technological changes. The four phases of the Proxicom Process' development cycle are (a) Define Internet Strategy, (b) Design Solution, (c) Develop Solution and (d) Deploy Solution. Using the Proxicom Process, Proxicom structures projects tightly and offers fixed-price, fixed-timeframe or time-and-materials engagements as is most appropriate for the project. This provides clients with greater certainty regarding the time and cost of implementation. Proxicom's approach improves quality of delivery and alignment of an Internet initiative with a client's business. This approach is geared toward minimizing the risk of technical or competitive obsolescence faced by companies using the Internet.

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INTEGRATED INTERNET STRATEGY, TECHNOLOGY AND CREATIVE DESIGN SERVICES

     Proxicom delivers its solutions through collaborative, multi-disciplinary teams that apply the collective strengths of their strategy, technology and creative design professionals. Proxicom believes that this approach results in coordinated planning among its professionals from all three disciplines, a challenge that many organizations struggle to address. Proxicom's delivery process fosters collaboration within its multi-disciplinary teams to help clients achieve internal cooperation among previously independent business functions. Proxicom believes its multi-disciplinary approach results in better, more efficient Internet solutions in which business and communications strategies are consistently balanced with the opportunities and capabilities of Internet technologies.

INDUSTRY AND BUSINESS DOMAIN EXPERTISE

     Proxicom organizes its delivery of services into vertical industry groups: energy and telecommunications, financial services, retail and manufacturing, and service industries. Through strategic hires and over 750 completed client projects since 1994, Proxicom has developed significant expertise in these targeted industries and the types of business solutions organizations in these industries require. Proxicom's expertise provides clients with a clear vision of the Internet's potential to improve their business processes and competitive positions. Proxicom complements its industry specialization with expertise in cross-industry solution areas such as electronic commerce, supply chain management and interactive marketing. Proxicom leverages its experience in these industries and solution areas across the entire company through best practices as well as proprietary solution frameworks, software tools and components to provide clients the full value of Proxicom's industry and business domain expertise.

IN-DEPTH INTERNET AND ADVANCED TECHNOLOGY EXPERTISE

     Proxicom has developed an in-depth understanding of the specific challenges of deploying Internet solutions. Proxicom is expert at building, extending and complementing technologies that have the ability to transform businesses. Proxicom helps its clients utilize advanced technologies and minimize the expenses associated with hiring, training and retaining scarce information technology resources. Because Proxicom's expertise is not limited to a single technology or architecture, Proxicom is able to help clients choose the appropriate technology to provide the best long-term business solution.

KNOWLEDGE MANAGEMENT AND KNOWLEDGE SHARING INFRASTRUCTURE

     Through the Proxicom Process, Proxicom continuously incorporates the multi-disciplinary knowledge gained in Proxicom's engagements. This intellectual capital is tracked and stored in Proxicom's corporate intranet, which acts as an integrated knowledge management repository. In this way, Proxicom's clients can benefit from industry best practices as well as Proxicom's experiences. Proxicom's intranet is both a solutions library that facilitates the dissemination of intellectual capital across Proxicom and an internal project management system that captures detailed information on the resources required to achieve specific tasks on a project. This system improves Proxicom's ability to predict project completion requirements and increases the reusability of its intellectual capital, thereby reducing risk for its clients. Proxicom's week-long "bootcamp" orientation and training program for all new employees also facilitates knowledge sharing.

PROXICOM'S GROWTH STRATEGY

     Proxicom's strategy is to build upon its position as a leading provider of transformational Internet solutions that add significant and measurable business value to Global 1000 companies and other large organizations. The following are the key elements of Proxicom's strategy.

LEVERAGE EXISTING CLIENT RELATIONSHIPS

     Proxicom believes it must continue to satisfy its clients. A strong track record of delivering high quality Internet solutions often increases the amount, scope and sophistication of services requested by existing clients. This reinforces Proxicom's growing reputation as an innovative provider of mission-critical
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Internet solutions. Proxicom also believes that maintaining a reputation for delivering innovative Internet solutions and client satisfaction will increase its ability to attract new clients through increased referral-driven sales and strong references.

FURTHER PENETRATE AND BROADEN OUR VERTICAL MARKETS

     Proxicom believes that its expertise in specific industry dynamics and solutions considerably enhances its ability to help companies apply the Internet to gain competitive advantage. In each of its vertical industry groups, Proxicom employs industry experts, pursues targeted sales and marketing, develops industry-specific offerings and capitalizes on referrals from existing clients. Proxicom will continue to emphasize this focus and seek to expand the scope of its industry expertise.

CONTINUE GEOGRAPHIC EXPANSION

     Proxicom believes that expanding geographically will increase its ability to attract and better service clients. Proxicom has already established offices in Reston, VA, San Francisco, CA, New York, NY, Munich, Germany, Sausalito, CA, Sacramento, CA, Chicago, IL, Houston, TX and Los Angeles, CA. All of these offices have contributed to Proxicom's continued ability to attract large clients. Proxicom plans to continue establishing offices in key geographic locations through an integrated process of organic growth and targeted acquisitions. Under agreements with Ericsson Telecommunicazioni SpA and Iberdrola SA, Proxicom has invested in joint venture companies. Through these joint venture companies, Proxicom is delivering its Internet consulting services in both Italy and Spain. Proxicom intends to open an office in the United Kingdom in the near future.

HIRE AND RETAIN SKILLED PROFESSIONALS

     Proxicom believes its delivery of integrated strategy, technology and creative design services distinguishes it from other Internet professional services providers. To deliver these services, Proxicom must hire and retain skilled professionals in all three disciplines and continue to foster collaboration among them. Proxicom has a dedicated organizational development team that initiates and oversees the training and development of Proxicom's professionals. Key organizational development initiatives include a week-long "bootcamp" orientation and training program for all new employees and "Proxicom University," which provides ongoing technical and project management classes as well as career path management and guidance. Proxicom is committed to recruiting and hiring quality professionals and to maintaining a culture that motivates its staff while cultivating collaboration and retention.

EVOLVE THE PROXICOM PROCESS

     Proxicom believes that continued evolution of the Proxicom Process will strengthen its competitive position. Proxicom enhances the Proxicom Process by incorporating best practices identified over numerous engagements. This enables clients to benefit from Proxicom's cumulative experience. Proxicom will continue to refine and enhance the Proxicom Process to enable continued delivery of high quality solutions to clients on time and on budget.

LEVERAGE TECHNOLOGY RELATIONSHIPS

     Proxicom believes its relationships with leading technology vendors, such as America Online, Inc. and Microsoft Corporation, will provide increased visibility and sales opportunities. Proxicom's status as a Microsoft Certified Solution Provider Partner has yielded considerable sales opportunities. Proxicom has also formed strategic alliances with leading hosting and co-location providers, such as Exodus Communications, Inc. Proxicom is committed to enhancing these relationships and building other strategic partnerships that can contribute to its growth.

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EXTEND REUSABLE SOLUTIONS

     Proxicom leverages those elements of its Internet solutions for which there is repeat customer demand. Reusable solutions increase productivity, accelerate solutions development and enhance the profitability of Proxicom's engagements. Proxicom's industry and business solutions experts develop replicable solutions for target markets, including best practices, tools, functionality, software and standard interfaces for leading third-party applications. Proxicom has a dedicated framework reuse group that supports these efforts and leverages them across the organization. The group also identifies software reuse opportunities before and after client engagements, prepares code for reuse and maintains version control. Proxicom intends to continue to leverage its experience to create reusable solutions that can be used in future engagements. On most engagements, Proxicom retains the right to reuse the solutions' underlying components.

PROXICOM'S SERVICES

     Proxicom's range of Internet solutions includes business-to-business electronic commerce extranets, business-to-consumer electronic commerce Internet sites, and company-specific intranets. Proxicom's solutions may also extend a packaged application to the Internet. Proxicom provides Internet solutions through an integrated set of strategy, technology and creative design services. Proxicom sells and delivers its solutions through its vertical industry groups. Through these vertical groups, Proxicom leverages its experience, best practices and sales and delivery skills across clients with similar needs. Proxicom also leverages its cross-industry specialties in electronic commerce, supply chain management and interactive marketing. Using the Proxicom Process, Proxicom services every engagement with a multi-disciplinary team headed by a dedicated project manager who coordinates business strategy, technology and creative design services.

STRATEGY

     Proxicom uses its business and interactive marketing strategy services to align a client's Internet strategy with its business and marketing goals. Business strategy services include business case development, business process consulting and competitive benchmarking. Interactive marketing strategy services focus on understanding our clients' customers, competitors, target markets and opportunities, and advising them on appropriate strategies to take advantage of the Internet. Proxicom works with clients to evolve, understand and analyze business and marketing goals, operational methods and success criteria. Proxicom's industry and solution expertise contributes significantly to its ability to create Internet strategies that offer distinct competitive advantage.

TECHNOLOGY

     Proxicom develops Internet solutions that exploit the latest proven technologies to transform business processes. Proxicom has extensive experience providing technology implementation services, including systems and network architecture design, custom application development, legacy and third party software integration, as well as technology advisory services. Proxicom is experienced at designing, developing and deploying mission-critical Internet solutions and integrating these applications with legacy systems to capitalize on existing technology investments.

CREATIVE DESIGN

     Proxicom's creative design services address navigation, layout, information architecture, personalization and branding. Proxicom's creative design services also ensure that its Internet solutions have direct, immediate and relevant appeal and utility. As the Internet has become an important point of contact with customers, employees and business partners, the user interface of these applications is an increasingly visible component of a company's brand and identity. Proxicom creates Internet solutions that maximize the ease and quality of experience for a variety of users.

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THE PROXICOM PROCESS

  [A GRAPHIC DEPICTION OF THE PROXICOM PROCESS APPEARS HERE. FOUR OVALS, EACH REPRESENTING A STEP IN THE PROXICOM PROCESS (DEFINE, DESIGN, DEVELOP AND DEPLOY)
             ARE ARRANGED IN A CIRCLE AROUND THE WORD REPOSITORY.]

     Proxicom delivers its services using a proprietary multi-phase methodology called the Proxicom Process, which serves as a roadmap to define, develop and manage Internet solutions. The iterative nature of the Proxicom Process enables Proxicom to refine applications through the extensive use of prototypes and phased application releases. Proxicom also uses the Proxicom Process to reduce the time-to-market of a deployed solution. The Proxicom Process fully integrates working groups and emphasizes collaboration between the Proxicom team and the client.

     Proxicom uses the Proxicom Process to manage project scope and client expectations and to deliver solutions on time and on budget. The Proxicom Process offers mechanisms for rapid adoption of best practices and reinforces consistent quality across all projects. It provides for quality assurance with unit, integration and systems testing procedures throughout design, development and deployment to ensure quality delivery and client satisfaction. The Proxicom Process also aggregates and replenishes the intellectual capital of Proxicom's entire organization, thereby leveraging Proxicom's cumulative experience. Proxicom continually seeks to evolve the Proxicom Process by identifying best practices during project reviews with Proxicom's delivery teams and clients.

     All of Proxicom's client engagements utilize the Proxicom Process, which Proxicom customizes to suit specific project needs. The inclusion, timing and cost of any phase will depend on the type of solution and the scope of work. The Proxicom Process is scalable and may be used effectively for projects of all sizes. The following are the phases of the Proxicom Process:

DEFINE INTERNET STRATEGY

     The scope of the Define Internet Strategy phase ranges from defining an Internet vision for the client's overall business to developing a strategy for a specific Internet solution or offering. The Internet vision is a business strategy engagement where Proxicom assesses the client's opportunities to leverage the Internet both as a technology and as a profitable business medium. For a specific Internet solution, the Define Internet Strategy deliverable examines the strategic objectives of the solution, how its success will be measured, and how the solution will be marketed, launched and publicized.

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     The Define Internet Strategy phase also determines the scope and nature of the engagement and articulates the project's tactical objectives. Project scope and nature are determined by documenting business, function, technical and creative requirements. Project objectives are refined over the course of multiple working sessions with the client. This phase results in a project plan outlining tasks, deliverables and key milestones, which are translated into a detailed contractual agreement for the next phases of the engagement. The plan includes detailed cost estimates as well as organizational roles and responsibilities for Proxicom, the client and other parties.

DESIGN SOLUTION

     The Design Solution phase uses rapid prototyping techniques in an iterative fashion to determine and refine application requirements and specifications. A multi-disciplinary team works in tandem with the client to translate the business, marketing, technical and creative requirements of the solution into a cohesive design. This phase generally has four major parts:

     - Creative Design Composition. Content and information for the solution are defined and organized. The look and feel of the solution is designed in a series of detailed site flow compositions that show page content, navigation and links. Proxicom works closely with the client to coordinate the brand image and advertising campaigns on an ongoing basis.

     - Technical Architecture Definition. The solution is analyzed from a technical viewpoint, including the development, test and operational architectures required. The technical, application and data architectures of the solution are documented, addressing the requirements for hardware, software and network environments, databases and third party products.

     - Specification and Prototype Development. Rapid prototyping is used to construct portions of the solution. A visual prototype is used to define page style, layout, information architecture and navigation. Functional prototypes are used to test complex processing requirements and the effectiveness of the application and data architectures. This iterative process allows the client to review and refine the application as it takes shape during the development process.

     - Testing, Documentation and Training. Detailed plans are developed to address requirements for solutions testing at all development stages, creation of necessary on-line and printed documentation for users and administrators, and training programs for customers and solution users.

DEVELOP SOLUTION

     The Develop Solution phase involves the creation of a production-ready solution by developing necessary software and creative components, and completing systems integration activities. Unit, integration and systems testing, and quality assurance procedures are incorporated throughout the development process to verify that the solution conforms with the design specifications. Testing is performed across multiple browsers and environments to ensure uniform accessibility.

DEPLOY SOLUTION

     Following completion of integration testing activities in the development environment, the solution is staged to the production environment where it underdoes a final system test of security, performance and reliability. Once the client gives final approval of the developed solution, Proxicom works with the client through release and roll-out. This work may include system migration, data conversion and training. Marketing programs build awareness of the solution and ensure the solution meets business goals.

SALES AND MARKETING

     Proxicom's sales and marketing activities are aligned with its vertical industry groups. Each vertical industry group vice president is responsible for developing Proxicom's business within each respective industry, targeting new clients and cultivating repeat business with existing clients. Proxicom believes that its vertical approach is a differentiating factor during the sales process, as it demonstrates Proxicom's
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understanding of the client's specific business and technology issues.
Proxicom's sales approach is highly consultative and involves industry and solutions experts who draw on their practical experiences with other clients that have faced similar challenges. Proxicom also assigns senior client executives to strategic accounts to support and expand client relationships.

     Proxicom has 12 dedicated direct sales professionals to support the vertical industry groups. These professionals are assigned to specific geographic regions in order to maximize responsiveness to clients. They work jointly with the vertical industry groups to secure new opportunities and manage the sales process. Service directors responsible for delivery collaborate with the sales professionals to form a joint sales approach for identifying and winning follow-on business.

     Proxicom's marketing efforts are designed to create brand recognition and demand for the Proxicom's services. Proxicom's eight-person marketing team is organized to provide support for each vertical industry group. Marketing programs include advertising, promoting customer success stories, creating industry and solution specific campaigns, pursuing public relations opportunities and promoting Proxicom's executives for speaking opportunities and Proxicom-sponsored event management.


     Proxicom complements its internal sales and marketing efforts with selected industry partnerships. Several Internet product vendors such as Microsoft Corporation, America Online, Inc., Oracle Corporation, BroadVision, Inc. and TRADE'ex Electronic Commerce Systems, Inc., and high-end hosting vendors, such as Exodus Communications, Inc., recommend Proxicom services to their clients. See "-- Marketing and Technology Relationships."


CLIENTS


     As of June 30, 1999, we had approximately 130 ongoing client engagements. In 1998, our five largest clients accounted for approximately 36.8% of our revenue. Our two largest clients in 1998, Pacific Gas and Electric Company and General Electric Company, contributed approximately 14.2% and 13.2%, respectively, of our revenue. For the six months ended June 30, 1999, our five largest clients accounted for approximately 28.5% of our revenue. Our two largest clients, Pacific Gas and Electric Company and Merrill Lynch & Co., Inc. contributed approximately 9.5% and 5.7%, respectively, of our revenue.


     Within each vertical group, Proxicom targets Global 1000 companies and other large organizations. The following is a representative sample of Proxicom's current clients.

ENERGY AND TELECOMMUNICATIONS
Aramco Services Company
Buckeye Pipe Line Company L.P.
KN Energy, Inc.
Iberdrola SA
Pacific Gas and Electric Company
TransCanada Pipelines Ltd.
Transport4

FINANCIAL SERVICES
American International Group, Inc.
GE Capital Corporation
Kemper Insurance Companies
Mercedes-Benz Credit Corp.
Merrill Lynch & Co., Inc.

SERVICE INDUSTRIES
America Online, Inc.
Cox Interactive Media, Inc.
Marriott International, Inc.
Travel Planners
Ziff-Davis Inc.

RETAIL AND MANUFACTURING
Calphalon Corporation
GAP, Inc.
GE Plastics
Harman International Industries, Incorporated
Hoffmann-La Roche, Inc.
McKessonHBOC
NewSub Services, Inc.
Owens Corning
Wyeth-Ayerst Laboratories

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CASE STUDIES

MARRIOTT.COM

     Marriott International, a leading worldwide hospitality company, sought to grow its leadership position within online travel sales. In response, Proxicom worked with Marriott to design and implement its new electronic branding strategy. Proxicom focused on creating a comprehensive user experience to drive consumer adoption, loyalty and use. The solution included extensive site information architecture, an intuitive interface layout, enhanced graphic design and a new logo and tagline. Visitors to Marriott.com can now easily find information they need and directly transact business online, including making reservations at Marriott's more than 1,800 properties worldwide. Additionally, the positioning developed supports other Marriott communications initiatives. The new Marriott.com site creates a rich and useful user experience that strengthens customer loyalty and positions Marriott.com as a premier electronic travel resource worldwide.

MAGAZINEOUTLET.COM

     MagazineOutlet.com, the online subsidiary of NewSub Services, Inc., or NSS, the leading U.S. magazine subscription agency with more than 12 million customers, sought to expand its business through a new direct-to-consumer channel. Proxicom created the company's Internet branding strategy, designed the MagazineOutlet.com logo and developed an end-to-end system for online retail commerce. This new Internet presence offers users more than 25,000 titles, a strategy for marketing to users on a one-to-one basis and a process for targeted additional sales. Proxicom integrated multiple processing and fulfillment systems, and incorporated specialized performance monitoring tools to enable MagazineOutlet.com to manage its business easily. MagazineOutlet.com uses the positioning Proxicom developed for both online and offline marketing. Additionally, Proxicom built an affiliates tool which enables other Internet sites to offer MagazineOutlet.com's products to their customers. As a result, MagazineOutlet.com is a significant new source of revenue, customers and customer intelligence for NSS. This Internet business transforms NSS's traditional business model, placing it in a position to become a leading seller of magazines on the Internet.

HARMAN INTERNATIONAL INDUSTRIES

     The Harman Consumer Systems Group of Harman International Industries, a leader in the design, manufacture and marketing of audio products, including the JBL and Infinity Systems brands, sought to streamline its supply chain and develop more effective methods for dealers and consumers to purchase consumer electronics. Proxicom built an integrated electronic commerce extranet and Internet solution to serve Harman's dealer network and consumers. The solution shares inventory pricing and availability in real time, manages order histories and account status, allows users to process returns and completes transactions directly online. Proxicom fully integrated the extranet with Harman's SAP enterprise resource planning system, or ERP, thereby extending Harman's ERP back-end processes to the Internet. The solution Proxicom developed increases sales opportunities, improves customer support and creates a new marketing channel for Harman's line of consumer products. Proxicom's solution also significantly reduces overhead costs for order processing and accelerates fulfillment turnaround time.

MARKETING AND TECHNOLOGY RELATIONSHIPS


     Proxicom complements its internal sales and marketing efforts with formal and selected industry partnerships. A number of Internet product vendors, including Microsoft Corporation, America Online, Inc., Oracle Corporation, BroadVision, Inc. and TRADE'ex Electronic Commerce Systems, Inc., and high-end hosting providers, including Exodus Communications, Inc., recommend Proxicom services to their clients.


     Proxicom has arrangements with a number of technology vendors to obtain privileged access to their technologies. By establishing these alliances, Proxicom has broadened its client base and gained access to pre-release technology which enables it to maintain leading-edge technical skills. Microsoft and

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BroadVision have all provided advance versions of their technologies to
Proxicom. Obtaining the validation by industry leaders such as Microsoft and America Online has added considerably to Proxicom's visibility, credibility and brand image.

     Proxicom has been a Microsoft Certified Solution Provider Partner since 1995, when it began actively cultivating a broad base of Microsoft products, skills and certifications. In the spring of 1998, Proxicom was promoted to Solutions Provider Partner, the highest level within that program. The Solution Provider Partner program provides Internet-specific technical assistance. Through this program, Microsoft and Proxicom conduct joint marketing efforts, training programs and sales initiatives.

     Also, Proxicom has become a BroadVision Integration Partner. BroadVision and Proxicom work together to deploy BroadVision's "One-to-One" commerce platform. In addition, several joint marketing events and sales activities are planned. As an Integration Partner, Proxicom receives high-level technical and sales support from BroadVision. Creating this relationship with BroadVision allows Proxicom to enter the packaged applications systems integration market, leveraging its Internet expertise with the market demand for rapid deployment of new technology.

     In March 1999, Proxicom signed an agreement with Ericsson
Telecommunicazioni SpA. Under the agreement, Proxicom made a 19.9% investment in an Italian joint venture company, Eunosia Internet Architects. Ericsson owns the remaining 80.1% interest. Proxicom provides Internet solutions to businesses based in Italy through the joint venture company.


     In July 1999, Proxicom signed an agreement with affiliates of Iberdrola. Under the agreement, Proxicom will make a 19.9% investment in a Spanish joint venture company, Kristina, Internet Business Solutions. Affiliates of Iberdrola will own the remaining 80.1% interest. The initial share capital of Kristina, Internet Business Solutions is approximately $7.4 million, which Proxicom and the affiliates of Iberdrola will contribute in proportion to their shareholder percentage interests. In late July 1999, Proxicom contributed approximately $740,000 to fulfill half of its initial share capital obligation. Kristina, Internet Business Solutions will provide Internet solutions to businesses based in Spain.



     On September 24, 1999, Proxicom signed a letter of intent with Intel Online Services, Inc., a subsidiary of Intel Corporation, to establish a preferred relationship for integrated hosting and Internet solutions development. Under the letter of intent, Proxicom will receive preferred support and access to Intel Online Services' marketing, solution validation and technology resources, and Intel Online Services will be the preferred hosting provider for Proxicom's Internet engagements. In addition, under the letter of intent, Proxicom will engage in joint marketing activities with Intel Online Services and will work with Intel Online Services to define a standard development and hosting platform for Internet solutions.


PERSONNEL AND CULTURE

     As of June 30, 1999, Proxicom had 481 employees. Of these, 392 were consulting and service delivery professionals, and 89 were management and administrative personnel performing marketing, sales, human resources, finance, accounting, legal, internal information systems and administrative functions.

     Proxicom believes that its ability to provide integrated business strategy, technology and creative design services is dependent upon the continuation of its culture of mutual respect among the three disciplines. As a result, Proxicom's employees and its culture are fundamental to the value proposition it offers clients. Proxicom's culture is predicated on personal integrity, open communications, collaboration and professional development. Proxicom fosters an entrepreneurial spirit that attracts talented professionals, creates innovative solutions and provides the opportunity for every individual to succeed.

     Proxicom places particular emphasis on recruiting and retaining people with leading-edge technical skills and project management experience. Proxicom has been very successful with internal referral-driven recruiting, which has accounted for approximately one-third of its hires to date. Proxicom continues to encourage employee referrals with monetary incentives. Proxicom has developed a structured recruiting program including a staff of dedicated recruiters tasked with bringing in experienced professionals, MBA and college hires, and maintaining a tracking database of potential candidates. Proxicom runs a year-round internship program with several leading undergraduate and MBA programs.

     In addition to recruiting, Proxicom is committed to employee training and retention. Proxicom has a dedicated organizational development team that initiates and oversees the training and development of Proxicom's professionals. Key organizational development initiatives include a week-long "bootcamp" orientation and training program for all new employees and "Proxicom University," which provides ongoing technical and project management classes as well as career path management and guidance. To support its internal initiatives for employee development, Proxicom has also instituted tuition reimbursement and external training programs. Proxicom plans to continue to invest in attracting the best employees and in maintaining a low turnover rate.

     None of Proxicom's employees is represented by a labor union, nor has Proxicom ever experienced a work stoppage. Proxicom believes its employee relations are good.

COMPETITION

     The market for Proxicom's services is subject to rapid technological change and increased competition from large existing players, new entrants and internal information systems groups. Traditional players competing in this space can be broken down into four major categories -- large systems integrators (e.g., Andersen Consulting, Computer Sciences Corporation and International Business Machines Corporation), specialty systems integrators (e.g., Cambridge Technology Partners, Inc. and Sapient Corporation), strategy consulting firms (e.g., Boston Consulting Group, Inc. and McKinsey & Company, Inc.), and Internet professional services providers (e.g., iXL Enterprises, Inc., Scient Corporation, USWeb/CKS and Viant Corporation -- many of which have considerably more financial resources, marketing depth and name recognition than Proxicom. Occasionally Proxicom competes with newer entrants including interactive marketing firms (e.g., Agency.com, Ltd., Modem Media.Poppe Tyson, Inc., Organic, Inc. and Razorfish, Inc.). Proxicom expects future consolidation in the Internet professional services market to create larger, more viable competitors. Potential clients' internal information systems groups also compete with Proxicom.

     Proxicom believes the principal competitive factors in the Internet professional services market include Internet expertise and talent, quality, pricing and speed of service delivery, client references, integrated strategy, technology and creative design services and vertical industry knowledge. Proxicom believes it competes favorably with respect to these factors. Proxicom believes it is in a good position to attract talent with its growth and an entrepreneurial culture. Proxicom believes it offers its clients a unique combination of integrated strategy, technology and creative design services. In addition, Proxicom believes it has established itself as a leader in Internet-specific industry and domain expertise. Through its replicable solution frameworks and its attention to client satisfaction, Proxicom has created a strong track record of customer successes. Proxicom believes the market will continue to offer significant opportunity for multiple players.

INTELLECTUAL PROPERTY RIGHTS

     Proxicom's success is dependent, in part, upon its proprietary Proxicom Process, its solution components, and other intellectual property rights. We do not have any patents or patent applications pending. Proxicom relies on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws to protect its proprietary rights. Existing trade secret and copyright laws afford us only limited protection. Proxicom enters into confidentiality agreements with its employees, generally requires that its consultants and clients enter into such agreements, and limits access to and distribution of Proxicom's proprietary information. There can be no assurance that the steps Proxicom has taken in this regard will be adequate to deter misappropriation of its proprietary information or that Proxicom will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     Proxicom's business generally involves the development of software applications for specific client engagements. Ownership of such software is frequently assigned to the client, with Proxicom retaining a license or other contractual rights for limited uses.

FACILITIES

     Proxicom's headquarters and principal administrative, finance, legal, sales and marketing operations are located in approximately 65,000 square feet of leased office space in Reston, VA. Proxicom's lease is for a term of seven years and expires on July 13, 2002. The building is beneficially owned by Mario M. Morino, one of our stockholders and a member of our board of directors. Proxicom also leases office space in San Francisco, CA, New York, NY, Munich, Germany, Chicago, IL, Sausalito, CA, Sacramento, CA, Houston, TX and Los Angeles, CA. Proxicom expects that it will need additional space as it expands its business and believes that it will be able to obtain space as needed.

LEGAL PROCEEDINGS

     Proxicom is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information about each of Proxicom's executive officers and directors. Proxicom's board of directors is divided into three classes serving staggered three-year terms.


                                                                                      TERM AS
                                                                                      DIRECTOR
                NAME                   AGE          POSITION(S) WITH COMPANY          EXPIRES
-------------------------------------  ----   -------------------------------------   --------
Raul J. Fernandez....................  33     President, Chief Executive Officer          2001
                                              and Chairman
Larry D. Clark.......................  42     Executive Vice President, Chief
                                              Operating Officer
Kenneth J. Tarpey....................  46     Executive Vice President, Chief
                                              Financial Officer and Treasurer
Brenda A. Wagner.....................  35     Senior Vice President, Organizational       2001
                                              Strategies and Director
Michael A. Pusateri..................  40     Senior Vice President, Sales and
                                              Marketing
Christopher Capuano..................  38     Senior Vice President, General
                                              Counsel and Corporate Secretary
David C. Hodgson.....................  43     Director                                    2002
Jack Kemp............................  64     Director                                    2000
Theodore J. Leonsis..................  43     Director                                    2002
John A. McKinley, Jr. ...............  42     Director                                    2000
Mario M. Morino......................  56     Director                                    2000


     Raul J. Fernandez founded Proxicom and has served as President, Chief Executive Officer and Chairman of the board of directors of Proxicom since its inception in 1991. Prior to starting Proxicom, Mr. Fernandez served as the Director of Emerging Technologies at Digicon, Inc., a government contracting firm. Mr. Fernandez is a member of the board of directors of the Northern Virginia Technology Council, a trade organization.


     Larry D. Clark has been Executive Vice President, Chief Operating Officer since September 1999 and was Senior Vice President, Services from March 1998 to September 1999. Prior to joining Proxicom, from May 1992 until March 1998, Mr. Clark held various executive positions with MCI Systemhouse Corporation, the systems integration, technology development and information technology outsourcing arm of MCI Communications Corp., where he was, most recently, Vice President and General Manager of the United States East Region and was responsible for managing the company's East Region business unit. From 1990 until 1992, Mr. Clark was a Senior Engagement Manager at McKinsey & Company, Inc., a consulting firm. Prior to that, Mr. Clark held various management positions with The Information Consulting Group and Andersen Consulting.



     Kenneth J. Tarpey has been Executive Vice President, Chief Financial Officer and Treasurer of Proxicom since September 1999 and was Senior Vice President, Chief Financial Officer and Treasurer from March 1997 to September 1999. Prior to joining Proxicom, from August 1996 until March 1997, Mr. Tarpey served as Vice President and Chief Financial Officer of Nat Systems International, Inc., a developer and vendor of software application development tools. From April 1995 to August 1996, Mr. Tarpey served as Vice President, Finance, Chief Financial Officer, Treasurer and Assistant Secretary of SQA, Inc., a developer and marketer of automated quality testing software products. From November 1989 to April 1995, Mr. Tarpey held various executive positions at Symbolics, Inc., a hardware and software company, including Chairman of the board of directors, President, Chief Executive Officer and Chief Financial Officer.

     Brenda A. Wagner has been Senior Vice President, Organizational Strategies and a director since August 1998. Prior to joining Proxicom, she was president of IBIS Consulting, Inc., an Internet and information technology solutions provider which she co-founded in February 1994 and which merged with Proxicom in August 1998. From 1989 to 1993, Ms. Wagner was a Senior Consultant at Price Waterhouse LLP.


     Michael A. Pusateri has been Senior Vice President, Sales and Marketing since June 1999. Prior to joining Proxicom, Mr. Pusateri served as Vice President of Interactive Sales and Marketing for Marriott International, Inc. from 1989 to June 1999. Prior to that, from 1986 to 1989, Mr. Pusateri was Corporate Director of Interbrand Marketing for Holiday Corporation.



     Christopher Capuano has been Senior Vice President, General Counsel and Corporate Secretary of Proxicom since July 1999, was Vice President, General Counsel and Corporate Secretary from June 1996 until July 1999 and was a director from August 1996 until August 1998. Prior to joining Proxicom, from 1993 until June 1996, Mr. Capuano was a Manager and Senior Manager with Price Waterhouse LLP. From 1994 to 1997, Mr. Capuano was also an Adjunct Professor of Law at Georgetown University Law Center. Mr. Capuano was associated previously with the law firm of Willkie, Farr & Gallagher.



     David C. Hodgson has been a director of Proxicom since August 1996. Mr. Hodgson is a managing member of General Atlantic Partners, LLC, a private equity investment firm that invests in software services and Internet-related information technology companies on a worldwide basis. Mr. Hodgson has been with General Atlantic Partners, LLC (or its predecessor) since 1982. Mr. Hodgson is also a director of Atlantic Data Services, Inc., a provider of professional computer services for the banking industry, Baan Company N.V., a business management software company, ProBusiness Services, Inc., an employee administrative services company, and several private information technology companies.


     Jack Kemp has been a director of Proxicom since January 1997. Mr. Kemp has been Co-Director of Empower America from 1993 to the present. Mr. Kemp served as the Secretary of Housing and Urban Development from February 1989 until January 1992 and, before that, for 18 years as a member of the United States House of Representatives. Mr. Kemp is also a director of Oracle Corporation, American Bankers Insurance Group, Inc., Carson, Inc., a manufacturer and marketer of personal care products, Everen Capital Corporation, a securities firm, and The Sports Authority, Inc., a sporting goods retailer.

     Theodore J. Leonsis has been a director of Proxicom since January 1999. In March 1999, Mr. Leonsis was appointed President, Interactive Properties Group of America Online, Inc. From November 1996 to March 1999, Mr. Leonsis was President of America Online Studios, a division of America Online, Inc. Prior to that, Mr. Leonsis was President of America Online Services Company, also a division of America Online, Inc. from 1994 to 1996. Mr. Leonsis was previously Chief Executive Officer of Redgate Communications Corporation, a media marketing company which was founded in 1987 and sold to America Online, Inc. in 1994. Mr. Leonsis is also a director of U.S.A. Floral Products, Inc., a floral retailer, and Preview Travel, Inc., an Internet travel company.

     John A. McKinley, Jr. has been a director of Proxicom since January 1997. Mr. McKinley has been Senior Vice President, Chief Technology Officer of Merrill Lynch & Co., Inc. since October 1998. Prior to that, from 1995 to 1998, Mr. McKinley was the Chief Technology and Information Officer for GE Capital Corporation. From February 1982 until January 1995, Mr. McKinley held various positions with Ernst & Young LLP, where he was most recently a partner concentrating in the financial services and airline industries.

     Mario M. Morino has been a director of Proxicom since January 1997. Mr. Morino is an investor in and adviser to various firms in the information technology sector. Mr. Morino was co-founder and Vice Chairman of Legent Corporation until his retirement in September 1992.

BOARD COMMITTEES

     The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. These matters include the selection of Proxicom's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of Proxicom's independent auditors and Proxicom's accounting practices. The audit committee consists of Messrs. Hodgson and McKinley.

     The compensation committee determines the salaries and incentive compensation of Proxicom's officers and provides recommendations for the salaries and incentive compensation of other employees and consultants. The compensation committee also administers Proxicom's various incentive compensation, stock and benefit plans. The compensation committee consists of Messrs. Hodgson, Leonsis and Morino.

DIRECTOR COMPENSATION

     Proxicom does not currently compensate its directors who are also employees of Proxicom. Each non-employee director currently receives $1,500 of cash compensation and is reimbursed for reasonable travel expenses for each board meeting attended. For a description of the 1997 Stock Option Plan for Non-Employee Directors, see "-- Stock Plans."

SEVERANCE AGREEMENTS

     On February 16, 1999, Christopher Capuano, Larry D. Clark and Kenneth J. Tarpey each entered into severance agreements with Proxicom. These agreements provide that, in the event of termination, each of Messrs. Capuano, Clark and Tarpey are to receive severance payments from Proxicom for services previously rendered. These payments are to include the following amounts: (1) any compensation accrued by the employee, but not yet paid by Proxicom, including any unpaid salary, a pro rata portion of the employee's annual bonus and any accrued vacation pay and (2) one year of the employee's salary and annual bonus. Proxicom will also continue for a period of one year or such longer period as may be required by law to provide benefits to the employee at least equal to those that would have been provided to him had his employment not been terminated. Messrs. Capuano, Clark and Tarpey are entitled to these payments and benefits if (1) they are terminated other than for cause or (2) they terminate their employment for good reason, as defined in the agreement, following a change in control.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned by Proxicom's Chief Executive Officer and all other executive officers whose salary and bonus for services rendered in all capacities to Proxicom for the fiscal year ended December 31, 1998 exceeded $100,000. We will use the term "named executive officers" to refer to these people later in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                                        ANNUAL COMPENSATION         SECURITIES
                                                    ---------------------------     UNDERLYING
          NAME AND PRINCIPAL POSITION(S)             SALARY     BONUS     OTHER    OPTIONS/SARS
--------------------------------------------------  --------   --------   -----    ------------
Raul J. Fernandez, Chairman, Chief Executive
  Officer and President...........................  $185,742   $     --   $720(1)         --
Larry D. Clark, Executive Vice President, Chief
  Operating Officer...............................   262,990    113,836     --       300,000
Christopher Capuano, Senior Vice President,
  General Counsel and Secretary...................   166,300     41,450     --        25,000
Kenneth J. Tarpey, Executive Vice President, Chief
  Financial Officer and Treasurer.................   154,553     44,250     --        50,000

---------------

(1) Pertains to an automobile allowance.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes the options granted to each of Proxicom's named executive officers during the fiscal year ended December 31, 1998.

                                              INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                              --------------------------------------------------     VALUE AT ASSUMED
                              NUMBER OF     PERCENT OF                             ANNUAL RATES OF STOCK
                              SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION
                              UNDERLYING    GRANTED TO                              FOR OPTION TERM(1)
                               OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION   ---------------------
            NAME               GRANTED      FISCAL YEAR    PRICE(2)      DATE         5%         10%
----------------------------  ----------   -------------   --------   ----------   --------   ----------
Larry D. Clark..............   300,000         13.5%        $4.77      3/30/08     $899,948   $2,280,645
Christopher Capuano.........    25,000          1.1%         4.77      1/23/08       74,996      190,054
Kenneth J. Tarpey...........    50,000          2.2%         7.00       4/1/08      220,113      557,810

---------------

(1) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Assumed stock price appreciation of 5% and 10% is based on the fair value at the time of the grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the common stock from the date of grant to date. Assuming the fair market value of the common stock at the date of grant was the initial public offering price of $13.00 per share (which is significantly less than the last sales price of the common stock on June 30, 1999), the potential realizable value of these options at a 5% assumed annual rate of stock price appreciation would be $4,921,687 for Mr. Clark, $410,140 for Mr. Capuano and $708,781 for Mr. Tarpey.

(2) The exercise price equals the fair market value of the common stock as of the grant date as determined by the board of directors.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table presents information with respect to stock options owned by the named executive officers at December 31, 1998 and with respect to stock options exercised by the named executive officers during the fiscal year ended December 31, 1998.

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                        OPTIONS AT                    OPTIONS AT
                                                     DECEMBER 31, 1998           DECEMBER 31, 1998(1)
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------  -----------   -------------   -----------   -------------
Larry D. Clark................................        --         300,000       $     --      $2,469,000
Christopher Capuano...........................    20,000          55,000        189,650         483,700
Kenneth J. Tarpey.............................    25,000         125,000        220,750         962,250

---------------

(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of Proxicom's initial public offering price of $13.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

STOCK PLANS

1996 STOCK OPTION PLAN

     The 1996 Stock Option Plan provides for the grant of options and other stock-based compensation to employees, directors, officers and consultants of Proxicom. There are 7,000,000 shares of common stock reserved for issuance under this plan. Options granted under this plan typically vest over time, subject to acceleration in the event of a change of control of Proxicom. No option granted under this plan is exercisable after the tenth anniversary of the option's date of grant.

1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The 1997 Stock Option Plan for Non-Employee Directors provides for automatic grants of stock options to eligible non-employee directors. There are 350,000 shares of common stock reserved for issuance under this plan. Under the Directors Plan, each non-employee director is granted an option to purchase 35,000 shares of common stock upon first election to the board. Each non-employee director is also granted an additional option to purchase 35,000 shares of common stock upon reelection to the board. See "-- Director Compensation." Options granted under this plan before December 15, 1998 vest over three years, subject to acceleration in the event of a change of control of Proxicom. Options granted after December 15, 1998 vest on the date of grant. No option granted under this plan is exercisable after the tenth anniversary of the option's date of grant.

EMPLOYEE STOCK PURCHASE PLAN

     Proxicom's Employee Stock Purchase Plan provides for the issuance of 1,000,000 shares of common stock. All Proxicom employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Stock Purchase Plan, provided that any employee who would own five percent or more of the total combined voting power or value of Proxicom's stock immediately after any grant is not eligible to participate. Eligible employees must authorize Proxicom to deduct an amount from their pay during offering periods established by the compensation committee. Common stock may be purchased at not less than 85% of the lesser of the closing price of the common stock on the day preceding the first business day or the last business day of each offering period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For more information about transactions and relationships between Proxicom and Messrs. Hodgson, Leonsis and Morino, you should see the "-- Executive Officers and Directors" and "Certain Transactions" subsections of this prospectus.

                              CERTAIN TRANSACTIONS

STOCK PURCHASE AGREEMENTS AND RELATED MATTERS

SERIES A PURCHASE AGREEMENT

     On August 30, 1996, Proxicom sold the following numbers of shares of Series A convertible preferred stock to the following purchasers at a price of $3.27 per share.

General Atlantic Partners 34, L.P. .......................  1,389,218
GAP Coinvestment Partners, L.P. ..........................    240,751

     At the same time, Proxicom also granted General Atlantic Partners 34 and GAP Coinvestment warrants exercisable for 861,834 shares and 149,544 shares, respectively, of Series A preferred stock, or common stock in the event of an initial public offering of securities, at an exercise price of $7.91 per share. In this transaction, Proxicom repurchased from Mr. Fernandez, Proxicom's Chairman, President and Chief Executive Officer, 100,917 shares of common stock at a price of $3.27 per share. In addition, Proxicom, General Atlantic Partners 34, GAP Coinvestment and Mr. Fernandez entered into a registration rights agreement. See "-- Registration Rights Agreement." Under the terms of the Series A convertible preferred stock, Mr. Hodgson was elected to the board of directors. See "Management." In January 1998, General Atlantic Partners 34 and GAP Coinvestment converted 347,311 shares and 60,189 shares of Series A preferred stock, respectively, into an equivalent number of shares of common stock. General Atlantic Partners 34 and GAP Coinvestment exercised their warrants on April 13, 1999. At the closing of Proxicom's initial public offering, all shares of Series A convertible preferred stock were converted to common stock on a one-for-one basis.

SERIES B PURCHASE AGREEMENT

     On February 20, 1997, Proxicom sold the following numbers of shares of Series B convertible preferred stock to the following purchasers at a price of $4.17 per share.

General Atlantic Partners 34, L.P. ........................   81,535
GAP Coinvestment Partners, L.P. ...........................   14,388
FBR Technology Venture Partners L.P. ......................   23,981
The Mario M. Morino Trust..................................  239,808

     In this transaction, Proxicom repurchased from Mr. Fernandez 359,712 shares of common stock at a price of $4.17 per share. Also, FBR Technology Venture Partners and the Morino Trust became parties to the above referenced registration rights agreement. See "-- Registration Rights Agreement." Under the stockholders agreement's terms, Mr. Morino was elected to the board of directors. See "Management." At the closing of Proxicom's initial public offering, all shares of Series B convertible preferred stock were converted to common stock on a one-for-one basis.

SERIES C PURCHASE AGREEMENT

     On November 24, 1997, Proxicom sold 419,302 shares of Proxicom Series C convertible preferred stock to GE Capital Corporation at a price of $4.77 per share. In this transaction, GE Capital became a party to the above referenced registration rights agreement. See "-- Registration Rights Agreement." At the closing of Proxicom's initial public offering, all shares of Series C convertible preferred stock were converted to common stock on a one-for-one basis.

SERIES D PURCHASE AGREEMENT

     On February 1, 1999, Proxicom sold the following number of shares of Series D convertible preferred stock to the following purchasers at a purchase price of $6.00 per share.

Jack Kemp.................................................    16,373
Theodore Leonsis..........................................    43,660
John McKinley.............................................    43,660
General Atlantic Partners 52, L.P. .......................   628,850
GAP Coinvestment Partners II, L.P. .......................   141,571
The Mario M. Morino Trust.................................    54,575
GE Capital Equity Investments, Inc. ......................   250,350
The Washington Post Company...............................    39,294

     In this transaction, all new investors became parties to the registration rights agreement. See "-- Registration Rights Agreement." Also, simultaneously with this transaction, Messrs. Fernandez, Hoenigman, McDonald and Ms. Wagner sold a total of 698,667 shares of common stock to the purchasers of the Series D preferred stock for aggregate consideration of $4.2 million. At the closing of Proxicom's initial public offering, all shares of Series D convertible preferred stock were converted to common stock on a one-for-one basis.

REGISTRATION RIGHTS AGREEMENT


     Proxicom has a registration rights agreement with Messrs. Fernandez, Hoenigman, McDonald and Ms. Wagner, the former stockholders of ad hoc Interactive, Inc., each of its former preferred stockholders and General Electric Company. After this offering closes, the stockholder parties to this agreement will own beneficially an aggregate of 16,665,112 shares of common stock. General Atlantic Partners 34 and 52, GAP Coinvestment and GAP Coinvestment II are entitled to demand registration rights under the Securities Act, subject to limitations. This means that they can demand that Proxicom register the sale of their shares. In addition, in the event that Proxicom proposes to register any shares of its common stock under the Securities Act, either for its account or for the account of other security holders, all stockholder parties are entitled to receive notice of the registration and are entitled to include their shares in it. The underwriters of an offering can limit the number of shares of common stock held by security holders with registration rights to be included in the registration. Of the shares of common stock being sold by the selling stockholders, 1,970,000 shares are being offered pursuant to the exercise of these registration rights.


OTHER TRANSACTIONS

     In December 1995, Proxicom loaned $155,000 to a partnership owned by Mr. Fernandez. The partnership purchased computer equipment with the borrowed funds and leased the equipment to Proxicom. The partnership ceased operations in 1997 and all assets and liabilities of the partnership were transferred to Proxicom at book value of approximately $90,000.

     In February 1997, Proxicom leased approximately 65,000 square feet of office space in Reston, VA. The lessor is 11600 Sunrise Limited Partnership, a limited partnership of which Mario M. Morino, a Proxicom director and stockholder, is the general partner. The lease term commenced on July 1, 1997 and has a seven-year term. Lease payments totaled approximately $331,000 for 1997 and $864,000 for 1998 and will increase at an annual rate of 3.0%.

     During the fiscal years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, Merrill Lynch, of which Mr. McKinley is Senior Vice President and Chief Technology Officer, paid Proxicom approximately $1,031,940, $235,515 and $1,448,025 for Internet professional services. Proxicom expects to continue to provide Internet professional services to Merrill Lynch.

     We believe that all transactions disclosed above were made on terms no less favorable to Proxicom than would have been obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table presents information regarding the beneficial ownership of common stock as of September 15, 1999 and as adjusted to reflect the sale of common stock in this offering by

     - each person (or group of affiliated persons) who is the beneficial owner of more than 5% of the outstanding common stock;
     - each of the named executive officers;
     - each Proxicom director;
     - all of the executive officers and directors as a group; and
     - each selling stockholder.

     The persons named in this table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after September 15, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                        BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                        PRIOR TO THE OFFERING                   AFTER THE OFFERING
                                       -----------------------     SHARES     -----------------------
NAME                                     NUMBER     PERCENTAGE   TO BE SOLD     NUMBER     PERCENTAGE
----                                   ----------   ----------   ----------   ----------   ----------
Raul J. Fernandez(1).................   8,101,759      32.5%       800,000     7,301,759      28.2%
General Atlantic Partners, LLC(2)....   3,917,664      15.7%       500,000     3,417,664      13.2%
General Atlantic Partners 34,
  LP(2)..............................   2,332,587       9.4%       426,085     1,906,502       7.4%
GAP Coinvestment Partners LP(2)......     408,683       1.6%        73,915       334,768       1.3%
Christopher Capuano(3)...............      63,750         *         10,000        53,750         *
Larry D. Clark.......................     120,000         *             --       120,000         *
Kenneth J. Tarpey(4).................      65,500         *         20,000        45,500         *
David C. Hodgson(2)(5)...............   3,940,998      15.8%       500,000     3,440,998      13.3%
Jack Kemp(6).........................      48,334         *         20,000        28,334         *
Theodore J. Leonsis(7)...............     101,667         *             --       101,667         *
John A. McKinley, Jr.(8).............      90,001         *          9,000        81,001         *
Mario M. Morino(9)...................     351,475       1.4%            --       351,475       1.4%
Brenda A. Wagner(10).................   1,731,820       6.9%       173,000     1,558,069       6.0%
Jeremy Wagner(10)....................   1,736,069       7.0%       173,000     1,563,069       6.0%
Vincent Hoenigman....................   1,196,494       4.8%       100,000     1,096,494       4.2%
Scott McDonald.......................   1,177,983       4.7%       117,000     1,060,983       4.1%
The Washington Post Company..........      60,000         *         60,000            --         *
GE Capital Equity
  Investments(1)(11).................     918,241       3.7%       112,017       806,224       3.1%
Aaron Singer(1)(12)..................     398,209       1.6%        40,000       358,209       1.4%
Megan Wheeler(1)(13).................     348,433       1.4%        35,000       313,433       1.2%
Shawn McKee..........................       2,489         *            489         2,000         *
Daphne Humes.........................       4,978         *            200         4,778         *
Chris Kelly..........................       4,978         *            100         4,878         *
Scott Hartwig........................       4,978         *          1,000         3,978         *
Sheryl Chapman.......................       3,484         *            400         3,084         *
Andrew Newell........................         996         *            300           696         *
Steven Heard.........................         996         *            996            --         *
Roby Gilbert.........................         996         *            498           498         *
All executive officers and directors
  as a group (11 persons)............  14,615,304      58.3%     1,532,000    13,083,304      50.2%

---------------

  *  Less than 1% of the outstanding shares.

 (1) The numbers in the table above assume no exercise of the underwriters' over-allotment option. If the option is exercised in full, Mr. Fernandez, GE Capital Equity Investments, General Atlantic Partners 34, LP, GAP Coinvestment Partners LP, Mr. Singer and Ms. Wheeler will sell 220,000, 50,000, 55,390, 9,610, 60,000 and 55,000 additional shares of common stock, respectively, reducing their beneficial ownership after the offering to 7,081,759, 756,224, 1,851,112, 325,158, 298,209 and 258,433 shares, respectively.



 (2) General Atlantic Partners 34 holds 2,332,587 shares of common stock. GAP Coinvestment holds 408,683 shares of common stock. General Atlantic Partners 52 holds 960,222 shares of common stock. GAP Coinvestment II holds 216,172 shares of common stock. The general partner of General Atlantic Partners 34 and General Atlantic Partners 52 is GAP LLC, a Delaware limited liability company. The managing members of GAP LLC are also the general partners of GAP Coinvestment and GAP Coinvestment II. Mr. Hodgson is a managing member of GAP LLC. Mr. Hodgson is a general partner of GAP Coinvestment and GAP Coinvestment II. General Atlantic Partners 34, General Atlantic Partners 52, GAP Coinvestment, GAP Coinvestment II and GAP LLC, together, are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934. Mr. Hodgson disclaims beneficial ownership of the securities held by General Atlantic Partners 34, General Atlantic Partners 52, GAP Coinvestment and GAP Coinvestment II, except to the extent of his respective pecuniary interest in those entities. The address of GAP LLC and Mr. Hodgson is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830.


 (3) Includes 7,500 shares of common stock issuable upon the exercise of stock options.

 (4) Includes 12,500 shares of common stock issuable upon the exercise of stock options and 3,000 shares of common stock owned by members of Mr. Tarpey's immediate family.

 (5) Includes all of the shares beneficially owned by GAP LLC and 23,334 shares of common stock issuable upon the exercise of stock options.

 (6) Includes 23,334 shares of common stock issuable upon the exercise of stock options.

 (7) Includes 35,000 shares of common stock issuable upon the exercise of stock options.

 (8) Includes 23,334 shares of common stock issuable upon the exercise of stock options.

 (9) Includes 23,334 shares of common stock issuable upon the exercise of stock options.

(10) Includes 1,552,738 shares of common stock held in trust by Ms. Wagner and her husband Jeremy Wagner. Mr. and Ms. Wagner share voting and investment power with respect to these shares.

(11) GE Capital Equity Investments holds 498,939 shares of common stock. GE Capital Corporation holds 419,302 shares of common stock. GE Capital Equity Investments and GE Capital Corporation, together, are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934.

(12) Includes 39,821 shares of common stock held in escrow over which Mr. Singer has sole voting power.

(13) Includes 34,843 shares of common stock held in escrow over which Ms. Wheeler has sole voting power.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Proxicom's authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share.

COMMON STOCK

     As of September 15, 1999, there were 24,925,792 shares of common stock outstanding and held of record by 211 stockholders. Based upon the number of shares outstanding as of September 15, 1999 and giving effect to the issuance of 1,000,000 shares of common stock by Proxicom in this offering, there will be 25,925,792 shares of common stock outstanding upon completion of this offering.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. As a result, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably, dividends, if any, as the board of directors may declare out of funds legally available, subject to any preferential dividend rights of any then-outstanding preferred stock. Upon the liquidation, dissolution or winding up of Proxicom, the holders of common stock are entitled to receive ratably the net assets of Proxicom available after the payment of all debts and other liabilities and subject to the prior rights of any then-outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by Proxicom in the offering will be, when issued in consideration for payment, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Proxicom may designate and issue in the future. See "-- Preferred Stock."


     On September 24, 1999, Proxicom and General Electric Company entered into a Master Services Agreement. As part of the agreement, Proxicom issued General Electric a warrant to purchase 150,000 shares of common stock at an exercise price of $49.88 per share, the closing price of the common stock on the date of the agreement. The warrant is fully vested and is exercisable until September 24, 2000.


PREFERRED STOCK

     The board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualification, limitations or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the numbers of shares constituting any series. No shares of preferred stock are currently outstanding. Although the ability of the board of directors to designate and issue preferred stock could provide flexibility in possible acquisitions or other corporate purposes, issuance of preferred stock may have adverse effects on the holders of common stock. The effects could include

     - restrictions on dividends on the common stock if dividends on the preferred stock have not been paid;

     - dilution of voting power of the common stock to the extent the preferred stock has voting rights; or

     - deferral of participation in Proxicom's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock.

     In addition, issuance of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device. The board of directors, however, currently does not contemplate the issuance of any preferred stock and is not aware of any pending transactions that would be affected by such issuance.

ANTI-TAKEOVER EFFECTS OF PROXICOM'S CERTIFICATE OF INCORPORATION AND BYLAWS AND PROVISIONS OF DELAWARE LAW

     Proxicom's certificate of incorporation and bylaws and provisions of Delaware corporate law may hinder or delay a third party's attempt to acquire Proxicom. They may also make it difficult for the stockholders to remove incumbent management.

CLASSIFIED BOARD OF DIRECTORS; REMOVAL; VACANCIES

     The certificate of incorporation divides the board of directors into three classes. The directors in each class serve three-year terms. The directors' terms are staggered by class. Proxicom's classified board of directors is intended to provide continuity and stability in the board of director's membership and policies. However, the classified board of directors makes it more difficult for stockholders to change the board of directors' composition quickly. Also, under the certificate of incorporation, directors may be removed only for cause by a two-thirds stockholder vote. In addition, a majority of the directors then in office can fill board vacancies and newly created directorships resulting from any increase in the size of the board of directors. This is true even if those directors do not constitute a quorum or if only one director is left in office. These provisions could prevent stockholders, including parties who want to take over or acquire Proxicom, from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

     The bylaws contain an advance notice procedure regarding nominations of directors by stockholders and other stockholder proposals. For matters a stockholder wishes to bring before an annual meeting of stockholders, the stockholder must deliver Proxicom notice not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting of nominations and other business to be brought before a Proxicom annual meeting.

     At a special meeting of stockholders called to elect directors, stockholders can make a nomination only if they deliver to Proxicom a notice that complies with the above requirements to Proxicom no later than the tenth day following the day on which public announcement of the special meeting is made. The bylaws could preclude a nomination for the election of directors or the conduct of certain business at a particular meeting if the proper procedures are not followed. This may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Proxicom.

SPECIAL STOCKHOLDERS' MEETINGS

     Proxicom's certificate of incorporation and bylaws permit special meetings of the stockholders to be called only by the board of directors, the Chairman, the Chief Executive Officer or the President or holders of at least 75% of Proxicom's securities that are outstanding and entitled to vote in an election of directors.

LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT

     The certificate of incorporation places limits on the stockholders' ability to act by written consent. Specifically, any action to be taken at a stockholders' meeting may be taken without a meeting only if consented to generally by stockholders having voting power of at least 75% of the voting power of all shares of each class or series entitled to vote on the action.

AUTHORIZED BUT UNISSUED SHARES

     Proxicom, without stockholder approval, can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in its certificate of incorporation, except as limited by Nasdaq rules. Proxicom could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Proxicom's ability to issue these shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Proxicom by means of a proxy contest, tender offer, merger or otherwise.

SECTION 203 OF DELAWARE LAW

     Section 203 of the Delaware General Corporation Law prohibits Proxicom from engaging in a "business combination" with an "interested stockholder." This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes (1) mergers,
(2) asset sales and (3) other transactions resulting in a financial benefit to an interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of Proxicom's voting stock. Section 203 could delay, defer or prevent a change in control of Proxicom. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The certificate of incorporation provides that directors of Proxicom will not be personally liable to Proxicom or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Proxicom or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under a provision of Delaware law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit. As a result of this provision, Proxicom and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     The bylaws provide for the indemnification of directors and officers and any person who is or was serving at the request of Proxicom as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise to the fullest extent authorized by, and subject to the conditions set forth in, the Delaware General Corporation Law against all expenses, liabilities and losses. The indemnification provided under the bylaws includes the right to be paid by Proxicom the expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is The Bank of New York.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, First Union Capital Markets Corp., Friedman, Billings, Ramsey & Co., Inc., Prudential Securities Incorporated and E*OFFERING Corp. has severally agreed to purchase from us and the selling stockholders the aggregate number of shares of common stock set forth opposite its name below:



                                                           NUMBER OF
                       UNDERWRITER                          SHARES
---------------------------------------------------------  ---------
Thomas Weisel Partners LLC...............................
First Union Capital Markets Corp.........................
Friedman, Billings, Ramsey & Co., Inc. ..................
Prudential Securities Incorporated.......................
E*OFFERING Corp. ........................................
                                                           ---------
          Total..........................................  3,000,000
                                                           =========


     The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, such as approval of legal matters by counsel. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the shares of common stock listed above if any are purchased.

     The underwriting agreement provides that we and the selling stockholders will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act of 1933, as amended, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

OVER-ALLOTMENT OPTION


     Six of the selling stockholders have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 450,000 additional shares of common stock at the public offering price less the underwriting discount and commissions as set forth on the cover page of this prospectus. If the underwriters exercise such option in whole or in part, then each of the underwriters will be severally committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective purchase commitments set forth in the above table.


COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at such price less a concession not in excess of $     per share
of common stock to other dealers specified in a master agreement among underwriters that are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and such dealers may reallow, concessions not
in excess of $     per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

     This table summarizes the compensation to be paid to the underwriters by us and the selling stockholders and the expenses payable by us:

                                                                         WITHOUT            WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Underwriting discount and commissions...................
Expenses................................................

NO SALES OF SIMILAR SECURITIES

     All of our officers and directors, and several of our stockholders and option holders, have agreed that they will not offer, sell, agree to sell (directly or indirectly) or otherwise dispose of any shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 90 days after the date of this prospectus.

     In addition, we have agreed that for a period of 90 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell or otherwise dispose of any shares of our capital stock, except for the shares of common stock being offered and the shares of common stock issuable upon the exercise of options and warrants outstanding on the date of this prospectus.

INFORMATION REGARDING CERTAIN REPRESENTATIVES OF THE UNDERWRITERS


     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead-manager or co-manager on 71 public offerings of equity securities, of which 41 have been completed, and has acted as a syndicate member in an additional 35 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except that Jack Kemp is a member of Proxicom's board of directors and a member of the advisory board of Thomas Weisel Partners LLC and except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.


     FBR Technology Venture Partners L.P., an affiliate of Friedman, Billings, Ramsey & Co., Inc., owns 23,981 shares of our common stock.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In order to facilitate this offering, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. These transactions may be effected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

AVAILABILITY OF THIS PROSPECTUS IN ELECTRONIC FORMAT

     A copy of this prospectus in electronic format will be made available on the Internet web sites hosted by E*OFFERING Corp. and E*TRADE Securities, Inc. E*TRADE will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. If the demand for shares from the customers of E*TRADE exceeds the amount of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered hereby and other legal matters will be passed upon for Proxicom by Hogan & Hartson L.L.P., Washington, D.C. Legal matters in connection with the offering will be passed upon for the underwriters by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1. It includes exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement. The registration statement contains more information about Proxicom and the common stock. Statements contained in this prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries which disclose the material terms of such documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. In addition, Proxicom files annual, quarterly and current reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information Proxicom files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room's operations. Proxicom's SEC filings, including the registration statement, are also available to you on the SEC's Internet site (http://www.sec.gov).

                                 PROXICOM, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Changes in Stockholders'
  Equity....................................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Proxicom, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Proxicom, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 2, on March 26, 1999, Proxicom, Inc. merged with ad hoc Interactive, Inc. in a transaction accounted for as a pooling of interests. The accompanying consolidated financial statements give retroactive effect to the merger of Proxicom, Inc. with ad hoc Interactive, Inc.

PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
February 5, 1999, except as to the
pooling of interests with ad hoc Interactive, Inc.
which is as of March 26, 1999

                                 PROXICOM, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                                              -----------------    JUNE 30,
                                                               1997      1998        1999
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
                           ASSETS

  Current assets:
    Cash and cash equivalents...............................  $ 2,343   $ 2,586     $ 2,643
    Investments.............................................    1,101       278      56,402
    Accounts receivable, net of allowance of $660, $669 and
     $595, respectively.....................................    7,855     9,893      15,018
    Unbilled services.......................................    1,369     4,259       6,681
    Prepaid income taxes....................................      207       130         209
    Prepaid expenses........................................      305       402       1,407
    Other current assets....................................      175       301         374
                                                              -------   -------     -------
        Total current, assets...............................   13,355    17,849      82,734
    Property and equipment, net.............................    2,678     2,944       3,570
    Deferred tax assets and other...........................      284     1,758       1,826
                                                              -------   -------     -------
        Total assets........................................  $16,317   $22,551     $88,130
                                                              =======   =======     =======
                LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Lines of credit.........................................  $   287   $ 5,554     $    --
    Trade accounts payable..................................    1,249       662       1,722
    Accrued compensation....................................    1,404     3,779       3,562
    Deferred revenue........................................    1,218     1,889       1,910
    Deferred tax liabilities................................      616     1,423       1,423
    Note payable............................................       --     1,400          --
    Other accrued liabilities...............................    1,047   1,215..         667
                                                              -------   -------     -------
        Total current liabilities...........................    5,821    15,922       9,284
                                                              -------   -------     -------
  Commitments and contingencies (Note 14)
  Stockholders' equity:
    Preferred stock, $0.01 par value; 5,000,000 shares
     authorized at December 31, 1997 and 1998; 10,000,000
     shares authorized at June 30, 1999 (unaudited); no
     shares issued and outstanding at June 30, 1999
     (unaudited):...........................................       --        --          --
        Series A convertible preferred stock; 1,629,969
        shares issued and outstanding at December 31, 1997;
        1,629,969 shares issued and 1,222,469 shares
        outstanding at December 31, 1998; none issued and
        outstanding at June 30, 1999 (unaudited):...........       16        12          --
        Series B convertible preferred stock; 359,712 shares
        authorized, issued and outstanding at December 31,
        1997 and 1998 and none issued and outstanding at
        June 30, 1999 (unaudited)...........................        4         4          --
        Series C convertible preferred stock; 419,302 shares
        authorized, issued and outstanding at December 31,
        1997 and 1998 and none issued and outstanding at
        June 30, 1999 (unaudited)...........................        4         4          --
  Common stock, $.01 par value, 20,000,000 shares
    authorized; 13,776,431 shares and 15,431,306 shares
    issued at December 31, 1997 and 1998, respectively;
    13,315,802 and 15,378,177 shares outstanding at December
    31, 1997 and 1998, respectively; 100,000,000 shares
    authorized, 24,797,902 shares issued and 24,744,773
    shares outstanding at June 30, 1999 (unaudited).........      138       154         248
  Additional paid-in capital................................    8,846    25,578     102,112
  Retained earnings (deficit)...............................    3,315   (18,904)    (23,292)
  Comprehensive income......................................        3         3          --
  Treasury stock............................................   (1,830)     (222)       (222)
                                                              -------   -------     -------
        Total stockholders' equity..........................   10,496     6,629      78,846
                                                              -------   -------     -------
        Total liabilities and stockholders' equity..........  $16,317   $22,551     $88,130
                                                              =======   =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXICOM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,          JUNE 30,
                                              ----------------------------   -----------------
                                               1996      1997       1998      1998      1999
                                              -------   -------   --------   -------   -------
                                                                                (UNAUDITED)
Revenue.....................................  $13,372   $28,452   $ 44,006   $18,551   $29,475
Cost of revenue.............................    5,085    12,736     24,928    10,343    16,703
                                              -------   -------   --------   -------   -------
Gross profit................................    8,287    15,716     19,078     8,208    12,772
                                              -------   -------   --------   -------   -------
Operating expenses:
  General and administrative................    5,746    10,180     16,397     7,592    10,158
  Selling and marketing.....................      670     1,710      2,919     1,363     1,437
  Research and development..................      404       961        692       448        --
  Acquisition and merger costs..............       --        --      2,886       130       300
  Stock-based and other compensation........        8        44     18,308        57       225
                                              -------   -------   --------   -------   -------
          Total.............................    6,828    12,895     41,202     9,590    12,120
                                              -------   -------   --------   -------   -------
Income (loss) from operations...............    1,459     2,821    (22,124)   (1,382)      652
Interest income (expense), net..............       55        80       (121)       17       411
                                              -------   -------   --------   -------   -------
Income (loss) before income taxes...........    1,514     2,901    (22,245)   (1,365)    1,063
Income tax provision (benefit)..............      185       330       (900)     (943)      447
                                              -------   -------   --------   -------   -------
Net income (loss)...........................    1,329     2,571    (21,345)     (422)      616
Non-cash dividend on beneficial conversion
  of convertible preferred stock............       --        --         --        --    (4,873)
                                              -------   -------   --------   -------   -------
Net income (loss) available to common
  stockholders..............................  $ 1,329   $ 2,571   $(21,345)  $  (422)  $(4,257)
                                              =======   =======   ========   =======   =======
Basic net income (loss) per common share....    $0.10     $0.19     $(1.46)   $(0.03)   $(0.22)
                                              =======   =======   ========   =======   =======
Diluted net income (loss) per common
  share.....................................    $0.09     $0.15     $(1.46)   $(0.03)   $(0.22)
                                              =======   =======   ========   =======   =======
Weighted average common shares
  outstanding...............................   13,740    13,374     14,576    13,790    19,117
Weighted average common shares and common
  share equivalents.........................   14,310    17,128     14,576    13,790    19,117
Unaudited pro forma data (Note 3):
  Basic net loss per common share...........                        $(1.29)             $(0.20)
                                                                  ========             =======
  Diluted net loss per common share.........                        $(1.29)             $(0.20)
                                                                  ========             =======
  Weighted average common shares
     outstanding............................                        16,577              20,814
  Weighted average common shares and common
     share equivalents......................                        16,577              20,814

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXICOM, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                                     UNREALIZED
                                               COMMON STOCK         PREFERRED STOCK     ADDITIONAL      GAIN
                                            -------------------   -------------------    PAID-IN     (LOSS) ON
                                              SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     SECURITIES
                                            ----------   ------   ----------   ------   ----------   ----------
Balance at December 31, 1995..............  13,238,444    $133            --    $ --     $     --       $ --
Issuance of preferred Series A and
 warrants.................................          --      --     1,629,969      16        5,314         --
Capitalization of Square Earth, Inc. .....     534,999       5            --      --           17         --
Stock-based compensation..................          --      --            --      --           31         --
Unearned stock-based compensation.........          --      --            --      --          (23)        --
Treasury stock acquired...................          --      --            --      --           --         --
Comprehensive income (loss)...............          --      --            --      --           --         (4)
Net income................................          --      --            --      --           --         --
Subchapter S Corporation distributions....          --      --            --      --           --         --
                                            ----------    ----    ----------    ----     --------       ----
Balance at December 31, 1996..............  13,773,443     138     1,629,969      16        5,339         (4)
Issuance of preferred Series B............          --      --       359,712       4        1,496         --
Stock-based compensation..................          --      --            --      --           63         --
Unearned stock-based compensation.........          --      --            --      --          (19)        --
Exercise of stock options and issuance of
 restricted shares........................       2,988      --            --      --           --         --
Treasury stock acquired...................          --      --            --      --           --         --
Issuance of preferred Series C............          --      --       419,302       4        1,967         --
Comprehensive income......................          --      --            --      --           --          7
Net income................................          --      --            --      --           --         --
Subchapter S Corporation distributions....          --      --            --      --           --         --
                                            ----------    ----    ----------    ----     --------       ----
Balance at December 31, 1997..............  13,776,431     138     2,408,983      24        8,846          3
Conversion of preferred Series A..........          --      --      (407,500)     (4)      (1,604)        --
Exercise of stock options and issuance of
 restricted shares........................     158,381       1            --      --          302         --
Subchapter S Corporation distributions....          --      --            --      --           --         --
Stock-based compensation..................   1,496,494      15            --      --       18,531         --
Unearned stock-based compensation.........          --      --            --      --         (497)        --
Net loss..................................          --      --            --      --           --         --
                                            ----------    ----    ----------    ----     --------       ----
Balance at December 31, 1998..............  15,431,306     154     2,001,483      20       25,578          3
Issuance of preferred Series D
 (unaudited)..............................          --      --     1,218,333      12        7,267         --
Conversion of preferred stock
 (unaudited)..............................   3,219,816      32    (3,219,816)    (32)          --         --
Exercise of stock options and issuance of
 restricted shares (unaudited)............     460,402       5            --      --        1,916         --
Subchapter S Corporation distributions
 (unaudited)..............................          --      --            --      --           --         --
Amortization of unearned stock-based
 compensation (unaudited).................          --      --            --      --          225         --
Beneficial conversion of preferred Series
 D (unaudited)............................          --      --            --      --        4,873         --
Issuance of common stock, net of issuance
 costs (unaudited)........................   4,675,000      47            --      --       54,263         --
Exercise of warrants (unaudited)..........   1,011,378      10            --      --        7,990         --
Comprehensive loss (unaudited)............          --      --            --      --           --         (3)
Net loss (unaudited)......................                  --            --      --           --         --
                                            ----------    ----    ----------    ----     --------       ----
Balance at June 30, 1999 (unaudited)......  24,797,902    $248            --    $ --     $102,112       $ --
                                            ==========    ====    ==========    ====     ========       ====


                                              TREASURY STOCK     RETAINED        TOTAL
                                            ------------------   EARNINGS    STOCKHOLDERS'
                                             SHARES    AMOUNT    (DEFICIT)      EQUITY
                                            --------   -------   ---------   -------------
Balance at December 31, 1995..............        --   $    --   $    999      $  1,132
Issuance of preferred Series A and
 warrants.................................        --        --         --         5,330
Capitalization of Square Earth, Inc. .....        --        --         (8)           14
Stock-based compensation..................        --        --         --            31
Unearned stock-based compensation.........        --        --         --           (23)
Treasury stock acquired...................   100,917      (330)        --          (330)
Comprehensive income (loss)...............        --        --         --            (4)
Net income................................        --        --      1,329         1,329
Subchapter S Corporation distributions....        --        --       (135)         (135)
                                            --------   -------   --------      --------
Balance at December 31, 1996..............   100,917      (330)     2,185         7,344
Issuance of preferred Series B............        --        --         --         1,500
Stock-based compensation..................        --        --         --            63
Unearned stock-based compensation.........        --        --         --           (19)
Exercise of stock options and issuance of
 restricted shares........................        --        --         --            --
Treasury stock acquired...................   359,712    (1,500)        --        (1,500)
Issuance of preferred Series C............        --        --         --         1,971
Comprehensive income......................        --        --         --             7
Net income................................        --        --      2,571         2,571
Subchapter S Corporation distributions....        --        --     (1,441)       (1,441)
                                            --------   -------   --------      --------
Balance at December 31, 1997..............   460,629    (1,830)     3,315        10,496
Conversion of preferred Series A..........  (407,500)    1,608         --            --
Exercise of stock options and issuance of
 restricted shares........................        --        --         --           303
Subchapter S Corporation distributions....        --        --       (874)         (874)
Stock-based compensation..................        --        --         --        18,546
Unearned stock-based compensation.........        --        --         --          (497)
Net loss..................................        --        --    (21,345)      (21,345)
                                            --------   -------   --------      --------
Balance at December 31, 1998..............    53,129      (222)   (18,904)        6,629
Issuance of preferred Series D
 (unaudited)..............................        --        --         --         7,279
Conversion of preferred stock
 (unaudited)..............................        --        --         --            --
Exercise of stock options and issuance of
 restricted shares (unaudited)............        --        --         --         1,921
Subchapter S Corporation distributions
 (unaudited)..............................        --        --       (131)         (131)
Amortization of unearned stock-based
 compensation (unaudited).................        --        --         --           225
Beneficial conversion of preferred Series
 D (unaudited)............................        --        --     (4,873)           --
Issuance of common stock, net of issuance
 costs (unaudited)........................        --        --         --        54,310
Exercise of warrants (unaudited)..........        --        --         --         8,000
Comprehensive loss (unaudited)............        --        --         --            (3)
Net loss (unaudited)......................                  --        616           616
                                            --------   -------   --------      --------
Balance at June 30, 1999 (unaudited)......    53,129   $  (222)  $(23,292)     $ 78,846
                                            ========   =======   ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXICOM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,           JUNE 30,
                                                     ----------------------------   -------------------
                                                      1996      1997       1998      1998       1999
                                                     -------   -------   --------   -------   ---------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................  $ 1,329   $ 2,571   $(21,345)  $  (422)  $     616
  Adjustments to reconcile net income to net cash
    provided by (used in ) operating activities:
    Depreciation and amortization..................      397       904      1,516       767         741
    Increase (decrease) in deferred income taxes...       52       320       (667)     (911)        (68)
    Provision for stock compensation...............        8       264     17,555        57         225
    Provision for doubtful accounts................      260       384          9       574         (74)
    Common stock issued for services...............       --        --        166       166          --
    Changes in assets and liabilities:
       Increase in accounts receivable.............   (2,247)   (5,483)    (2,047)   (2,178)     (5,051)
       Increase in unbilled services...............     (383)     (649)    (2,890)     (636)     (2,422)
       (Increase) decrease in prepaid income
         taxes.....................................     (276)       77         77        --         (79)
       Increase in prepaid expenses................     (122)     (175)       (97)      (30)     (1,005)
       (Increase) decrease in other assets.........      (38)      (52)      (126)       60         (73)
       Increase (decrease) in trade accounts
         payable...................................      156       957       (587)     (583)      1,060
       (Decrease) increase in accrued
         compensation..............................     (201)      769      2,375       932        (217)
       Increase (decrease) in note payable.........       --        --      1,400        --      (1,400)
       Increase (decrease) in deferred revenue.....      499       719        671      (350)         21
       Increase (decrease) in other accrued
         liabilities...............................      255       722        168       142        (548)
                                                     -------   -------   --------   -------   ---------
         Net cash (used in) provided by operating
           activities..............................     (311)    1,328     (3,822)   (2,412)     (8,274)
                                                     -------   -------   --------   -------   ---------
Cash flows from investing activities:
  Purchases of property and equipment..............   (1,492)   (2,079)    (1,782)   (1,157)     (1,370)
  Purchases of investments.........................   (2,285)     (104)      (390)       --    (414,534)
  Sales of investments.............................       --     1,288      1,213        40     358,410
                                                     -------   -------   --------   -------   ---------
         Net cash used in investing activities.....   (3,777)     (895)      (959)   (1,117)    (57,494)
                                                     -------   -------   --------   -------   ---------
Cash flows from financing activities:
  Issuance of preferred stock and warrants, Series
    A..............................................    5,330        --         --        --          --
  Issuance of preferred stock, Series B............       --     1,500         --        --          --
  Issuance of preferred stock, Series C............       --     1,971         --        --          --
  Issuance of preferred stock, Series D............       --        --         --        --       7,279
  Proceeds from initial public offering............       --        --         --        --      54,310
  Issuance of common stock.........................       22        --         --        --          --
  Exercise of stock warrants.......................       --        --         --        --       8,000
  Exercise of stock options........................       --        --        631       179       1,921
  Purchase of treasury stock.......................     (330)   (1,500)        --        --          --
  Borrowings under line of credit..................    3,585     6,713     11,976     3,474       4,550
  Payments under line of credit....................   (3,826)   (6,493)    (6,709)     (745)    (10,104)
  Subchapter S Corporation distributions...........     (135)   (1,441)      (874)     (754)       (131)
  Decrease in due to majority stockholder..........     (200)       --         --        --          --
                                                     -------   -------   --------   -------   ---------
         Net cash provided by financing
           activities..............................    4,446       750      5,024     2,154      65,825
                                                     -------   -------   --------   -------   ---------
Net increase (decrease) in cash and cash
  equivalents......................................      358     1,183        243    (1,375)         57
Cash and cash equivalents at beginning of period...      802     1,160      2,343     2,343       2,586
                                                     -------   -------   --------   -------   ---------
Cash and cash equivalents at end of period.........  $ 1,160   $ 2,343   $  2,586   $   968   $   2,643
                                                     =======   =======   ========   =======   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXICOM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Proxicom, Inc. ("Proxicom") is a leading provider of Internet solutions to Global 1000 companies and other large organizations. Since 1994, Proxicom has focused exclusively on the Internet. Proxicom's Internet solutions include business to consumer electronic commerce Internet sites, business to business electronic commerce extranets, and company-specific intranets.


     In August 1996, Proxima, Inc., a Maryland corporation, reincorporated as a Delaware corporation, through a merger transaction, changing its name to Proxicom, Inc.


     Renaissance Leasing Corp. ("Renaissance") was a partnership substantially owned by the majority stockholder of Proxicom. Renaissance purchased computer equipment with funds borrowed from Proxicom and leased all such assets to Proxicom. Renaissance ceased operations in 1997 and all assets and liabilities of Renaissance were transferred to Proxicom at book value of approximately $90,000. Proxicom and Renaissance were companies under common control and have been accounted for in a manner similar to a pooling of interests.

2. MERGERS

     On March 26, 1999, Proxicom completed a merger with ad hoc Interactive, Inc. ("ad hoc"), a Subchapter S Corporation incorporated during 1994, by exchanging 829,771 shares of Proxicom's common stock for all the common stock of ad hoc. Each share of ad hoc stock was exchanged for 9.955223 shares of Proxicom common stock. In addition, outstanding rights to receive ad hoc stock were exchanged for rights to receive Proxicom common stock (Note 9).

     There were no transactions between Proxicom and ad hoc prior to the combination. No material adjustments were made to conform to Proxicom's accounting policies.

     In August 1998, Proxicom completed a merger with IBIS Consulting, Inc. ("IBIS Consulting"), a Subchapter S corporation incorporated during 1994, by exchanging 4,988,297 shares of Proxicom's common stock for all the common stock of IBIS Consulting. Each share of IBIS Consulting was exchanged for 0.2327868 shares of Proxicom common stock. In addition, outstanding IBIS Consulting employee stock options were converted at the same exchange factor into options to purchase 345,034 shares of Proxicom common stock (Note 9).

     There were no transactions between Proxicom and IBIS Consulting prior to the combination. No material adjustments were made to conform to Proxicom's accounting policies.

     Effective January 1, 1998, Proxicom completed a merger with Square Earth, Inc. ("Square Earth"), a Subchapter S corporation incorporated during 1996, by exchanging 534,999 shares of its common stock for all the common stock of Square Earth. Each share of Square Earth was exchanged for 0.445833 shares of Proxicom common stock. In addition, outstanding Square Earth employee stock options were converted at the same exchange factor into options to purchase 41,474 shares of Proxicom common stock (Note 9).

     There were no transactions between Proxicom and Square Earth prior to the combination. No material adjustments were made to conform to Proxicom's accounting policies.

     Stand-alone financial information is shown in the following table.

                                                                             SIX
                                                           YEAR ENDED       MONTHS
                                                          DECEMBER 31,      ENDED      YEAR ENDED
                                                        ----------------   JUNE 30,   DECEMBER 31,
                                                         1996     1997       1998         1998
                                                        ------   -------   --------   ------------
                                                                      (IN THOUSANDS)
Revenue
  IBIS Consulting.....................................  $3,884   $10,170    $8,054       $    *
  Square Earth........................................     593     1,403         *            *
  ad hoc..............................................     941     1,095         *        1,601
Net income (loss)
  IBIS Consulting.....................................  $  938   $ 2,078    $1,391       $    *
  Square Earth........................................     (95)        2         *            *
  ad hoc..............................................     246      (122)        *         (702)

---------------

* Not applicable to reporting period.

     The IBIS Consulting, ad hoc and Square Earth mergers constituted tax-free reorganizations and have been accounted for as poolings of interests under Accounting Principles Board Opinion No. 16, Business Combinations. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of IBIS Consulting, ad hoc and Square Earth as though they had been a part of Proxicom since their inception.

     Proxicom incurred charges of approximately $2.9 million in 1998 for costs associated with the IBIS Consulting and Square Earth transactions. Those transaction costs related to professional fees and other direct expenses relating to the acquisitions.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results may differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts and balances of Proxicom, IBIS Consulting, Square Earth, ad hoc and Renaissance (hereafter collectively the "Company" or "Proxicom"). All significant intercompany transactions and balances have been eliminated in consolidation.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited balance sheet as of June 30, 1999, the unaudited statements of operations and cash flows for the six months ended June 30, 1998 and 1999 and the statement of changes in stockholders' equity (deficit) for the six months ended June 30, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

CASH AND CASH EQUIVALENTS

     Highly liquid investments having original maturities of 90 days or less at the date of acquisition are classified as cash equivalents. The carrying values of cash equivalents approximate fair values.

REVENUE RECOGNITION

     Revenue from Internet professional services are recognized based on the nature of the contract. Revenue from fixed-price contracts is recognized using the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Revenue from time-and-materials contracts is accounted for as time is incurred and billed. Net revenues exclude reimbursable expenses charged to clients.

     The Company periodically evaluates cost and revenue assumptions in fixed-price contracts. Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses are determined. Most contracts are cancellable by either the Company or the customer upon 30 days notice, with payment due for services completed through the date of termination. No significant losses have been incurred on cancelled contracts.

     Deferred revenue is recognized on fixed-price contracts to reflect billings in excess of revenue recognized under the percentage-of-completion method.

     Unbilled services on contracts are comprised of costs plus earnings in excess of contractual billings on such contracts. Billings in excess of cost plus earnings are classified as deferred revenue.

RESEARCH AND DEVELOPMENT EXPENSES FOR SOFTWARE PRODUCTS

     Research and development costs are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and prior to general release of the software. Based on the Company's development process, technological feasibility is established upon completion of a working model. The period between technological feasibility and general release is relatively short and the costs incurred during this period have been insignificant for capitalization.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Leasehold improvements are amortized on a straight-line method over the shorter of the improvements' estimated useful lives or related remaining lease term. Long-lived assets held and used by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of an asset may not be recoverable.

INVESTMENTS

     The Company classifies its investments as available-for-sale as defined by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported as comprehensive income within stockholders' equity. Comprehensive income is not materially different from net income in any period presented.

INCOME TAXES

     The provision for income taxes is determined in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability approach. Under this approach, deferred taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. A new measurement date for purposes of determining compensation is established when there is a substantive change to the terms of an underlying option. See
Note 9.

BASIC AND DILUTED NET INCOME PER COMMON SHARE

     Basic net income per common share is based on the weighted average number of shares of common stock outstanding during each year. Diluted net income per common share is based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, if dilutive. See
Note 15.

     All per share amounts have been restated to reflect the re-incorporation discussed at Note 1 and the mergers of IBIS Consulting, ad hoc and Square Earth discussed at Note 2.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the Company's cash and cash equivalents, investments, accounts receivable, trade accounts payable and note payable approximate fair value due to the short maturity and ready liquidity of those instruments.

CONCENTRATION OF CREDIT RISK

     Revenues in the years ended 1996, 1997 and 1998 and receivables as of December 31, 1997 and 1998 were concentrated with four customers as follows (amounts represent percentage of total revenues and accounts receivable, respectively):

                                                                   REVENUES          ACCOUNTS
                                                              ------------------    RECEIVABLE
                                                                  YEAR ENDED       -------------
                                                                 DECEMBER 31,      DECEMBER 31,
                                                              ------------------   -------------
                                                              1996   1997   1998   1997    1998
                                                              ----   ----   ----   -----   -----
Customer A..................................................  13.4%  22.9%  14.2%  19.9%    7.4%
Customer B..................................................     *      *   13.2%   3.7%   13.2%
Customer C..................................................  13.6%     *      *      *       *
Customer D..................................................  12.6%     *      *      *       *

---------------

*  Represents less than 10% of total.

     The Company performs initial credit evaluations of its new customers and generally does not require collateral from its customers. The Company maintains an allowance for potential losses when identified.

RECENT ACCOUNTING PRONOUNCEMENTS

     During 1998, the Company adopted FAS 131, Disclosures About Segments of An Enterprise and Related Information. This Statement changes the way public companies report information about segments of their business in annual financial statements and requires disclosure of selected segment information. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company currently operates in one operating and geographic segment. The adoption of SFAS No. 131 does not have a material effect on the current reporting or disclosure requirements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. The Company has no derivative or hedging activity in any of the periods presented.

PRO FORMA NET INCOME AND EARNINGS PER SHARE (UNAUDITED)

     The pro forma earnings per share presents the effect of the conversion of the preferred stock as if such conversion occurred as of the later of January 1, 1998 or the date of issuance, as further described in Note 10.

     As discussed in Note 2, the Company merged with IBIS Consulting and Square Earth during 1998, and ad hoc during 1999; all previously Subchapter S corporations. Pro forma net income (loss) assuming that IBIS Consulting, ad hoc and Square Earth were taxable entities during the periods presented is as follows:

                                                                              SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         JUNE 30,
                                                 --------------------------   ----------------
                                                  1996     1997      1998      1998      1999
                                                 ------   ------   --------   -------   ------
                                                                (IN THOUSANDS)  (UNAUDITED)
Income (loss) before income taxes..............  $1,514   $2,901   $(22,245)  $(1,365)  $1,063
Pro forma income tax provision (benefit).......     683    1,241       (900)     (529)     372
                                                 ------   ------   --------   -------   ------
Pro forma net income (loss)....................     831    1,660    (21,345)     (836)     691
                                                 ======   ======   ========   =======   ======

4. INVESTMENTS

     The following is a summary of investments classified as current assets at December 31, 1998 (in thousands):

                                                                   GROSS        GROSS
                                                                 UNREALIZED   UNREALIZED    FAIR
                                                        COST       GAINS        LOSSES      VALUE
                                                       -------   ----------   ----------   -------
DECEMBER 31, 1997
  U.S. Treasury securities and obligations of U.S.
     government agencies.............................  $ 1,098      $ 4          $(1)      $ 1,101
DECEMBER 31, 1998
  U.S. Treasury securities and obligations of U.S.
     government agencies.............................  $   275      $ 3          $--       $   278
JUNE 30, 1999 (UNAUDITED)
  Commercial paper...................................  $56,402      $--          $--       $56,402

     The cost and fair value of available-for-sale securities by contractual maturity are as follows (in thousands):

                                                                         FAIR
                                                               COST      VALUE
                                                              -------   -------
DECEMBER 31, 1997
  Due in one year or less...................................  $   501   $   501
  Due after one year through three years....................      597       600
                                                              -------   -------
                                                              $ 1,098   $ 1,101
                                                              =======   =======
DECEMBER 31, 1998
  Due in one year or less...................................  $   200   $   202
  Due after one year through three years....................       75        76
                                                              -------   -------
                                                              $   275   $   278
                                                              =======   =======
JUNE 30, 1999 (UNAUDITED)
  Due in one year or less...................................  $56,402   $56,402
  Due after one year through three years....................       --        --
                                                              -------   -------
                                                              $56,402   $56,402
                                                              =======   =======

     The Company realized gains from the sale of investments of $2,000 and $9,000 for the years 1997 and 1998, respectively, and realized losses from the sales of investments of $2,000 in 1998.

5. ACCOUNTS RECEIVABLE

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997     1998
                                                              ------   -------
                                                               (IN THOUSANDS)
Accounts receivable.........................................  $8,515   $10,562
Allowance for doubtful accounts.............................    (660)     (669)
                                                              ------   -------
Net accounts receivable.....................................  $7,855   $ 9,893
                                                              ======   =======

     No accounts receivable at December 31, 1998 or 1997 were the result of long-term contracts.

     The Company wrote off doubtful accounts of $59,000, $71,000 and $959,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

6. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1998
                                                              ------   ------
                                                              (IN THOUSANDS)
Computer equipment..........................................  $2,794   $3,635
Office and other equipment..................................     550      729
Purchased software..........................................     397      596
Leasehold improvements......................................     345      934
Automobile..................................................      26       --
                                                              ------   ------
                                                               4,112    5,894
Less: Accumulated depreciation and amortization.............  (1,434)  (2,950)
                                                              ------   ------
Total property and equipment, net...........................  $2,678   $2,944
                                                              ======   ======

7. LINES OF CREDIT

     At December 31, 1997, the Company had a $2.0 million revolving line of credit with a bank. Interest is payable monthly at the bank's prime rate plus 0.5% (9.0% at December 31, 1997). The line of credit is secured by substantially all of the Company's assets, and includes various customary financial and other covenants including maintenance of a minimum level of tangible net worth. No borrowings were outstanding under the line of credit as of December 31, 1997. There are no commitment fees under this line of credit.

     In February 1998, the Company increased the line of credit to $5.0 million and the bank decreased the interest rate to prime. All other material financial covenants remained unchanged. No borrowings were outstanding under this facility as of December 31, 1998.

     At December 31, 1997, Square Earth had a $350,000 line of credit with a bank. The line of credit included various customary financial and other covenants including maintenance of a minimum level of tangible net worth. Borrowings of $264,000 and $0 were outstanding under the line of credit as of December 31, 1997 and 1998, respectively.

     In July 1998, IBIS Consulting entered into a line of credit with a bank in the amount of $500,000. The line expires in August 1999. This line of credit replaced a previously existing $200,000 line of credit with the same bank. No borrowings were outstanding under this facility as of December 31, 1998.

     In October 1998, the Company entered into a $10.0 million revolving line of credit with a bank. All prior existing lines of credit were paid in full and terminated. The use of the line generally is restricted to working capital requirements and approved acquisitions as defined in the line of credit agreement. Interest on this line is payable on a monthly basis at a variable rate of LIBOR plus 2%. The line of credit is secured by the Company's consolidated real and personal property, including intellectual property rights and all cash and non-cash proceeds of these assets. Included in the line of credit are various customary financial and other covenants including maintenance of a minimum level of tangible net worth. The line of credit expires on August 31, 2000. At December 31, 1998, the Company has outstanding letters of credit of $205,000 which reduce amounts available under the line. Borrowings of $5.4 million and $4.4 million were outstanding and available, respectively, against the line as of December 31, 1998.

     Commitment fees of 0.25% paid on the unused line of credit during 1998 were not material. There were no commitment fees under the previous lines of credit for 1997 and 1998.

     Interest expense was $33,000, $94,000 and $227,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     As of May 1998, ad hoc entered into a line of credit with a bank in the amount of $100,000. The line expires in November 1999. This line of credit replaced a previously existing $50,000 line of credit with the same bank. Interest on this line is payable on a monthly basis at a fixed rate of 10.25%. Advances under the line of credit are secured by substantially all assets of ad hoc. Borrowings of approximately $23,000 and $96,000 were outstanding under the line of credit as of December 31, 1997 and 1998, respectively. ad hoc has an additional $25,000 equipment line which was established in March 1998. Equipment notes for the full amount of the line have been drawn with terms ranging from three to five years at an interest rate of 13.5%. As of December 31, 1998, approximately $22,000 remained outstanding under this equipment line. Interest expense was $0, $136 and $11,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

8. NOTE PAYABLE

     On August 10, 1998, the Company entered into a $1.4 million note payable with an investment banking firm in connection with professional services for the IBIS Consulting transaction. The note accrues interest at 7.0% per annum and matures in the earlier of August 21, 1999 or upon completion of an initial public offering. This unsecured note is subordinated only to the Company's senior bank facilities.

9. STOCK OPTION PLANS

PROXICOM STOCK OPTION PLANS FOR EMPLOYEES AND NON-EMPLOYEES

     In 1996, Proxicom established a stock option plan (the "Plan") under which eligible employees and eligible non-employees may be granted options to purchase shares of the Company's common stock. The Plan provides for the issuance of a maximum of 4,150,000 shares of common stock. Under the Plan, the option purchase price for each grant is equal to the fair value of the common stock at the date of the grant as determined by the Board of Directors. Options granted under the plan generally vest ratably over a four-year period and expire 10 years from the date of the grant.

IBIS CONSULTING

     In January and August 1997, IBIS Consulting granted options to two key employees to purchase 1,759,031 shares with an exercise price of $0.219 per share. Options for 1,496,494 shares became exercisable upon grant, with the remaining 262,537 shares vesting over a two-year period commencing January 1, 1999. Under the terms of the option agreement, prior to the completion of an initial public offering or sale of IBIS Consulting, IBIS Consulting was required to repurchase and the employee was required to sell the shares or vested options upon termination of employment, based on a pre-determined formula. After exercise, IBIS Consulting retained the right and obligation to reacquire the shares based on the formula price upon termination of the employee prior to the completion of an initial public offering or sale of IBIS Consulting.

     In July 1998, one employee exercised his option to acquire 1,496,494 shares. The employee paid IBIS Consulting $330,000 to exercise the options and received $275,000, less applicable taxes under a tax reimbursement cash bonus arrangement.

     The Company recognized compensation expense in 1997 and a liability related to both these options and the underlying cash bonus arrangement in the amount of $220,000.

     In January 1997, IBIS Consulting granted options to purchase 256,065 shares to another employee with an exercise price of $0.403 per share. These options were subject to a vesting schedule. Employment was terminated in 1997 and the unvested options lapsed upon termination.

     In January 1998, IBIS Consulting announced the grant of options under a 1998 plan and the conversion of options outstanding under the 1997 plan. In July 1998, IBIS Consulting granted such options to employees covering 82,497 shares with an exercise price of $4.72 per share. The options are subject to an 18-month vesting schedule. Concurrent with this 1998 option grant, the remaining 1997 options of 262,537 shares were converted to the 1998 Plan. IBIS Consulting's previous obligation to repurchase and the employees obligation to sell the vested options upon termination of employment was eliminated.

     In connection with the Company's merger with IBIS Consulting, the Company assumed all outstanding options to purchase shares of common stock of IBIS Consulting. These options were converted into options to purchase equivalent shares of the Company's common stock based on the merger exchange formula and subsequently included under the Proxicom Stock Option Plan for employees and non-employees.

SQUARE EARTH, INC.

     In connection with the Company's merger with Square Earth, the Company assumed all outstanding options to purchase shares of common stock of Square Earth. These options were converted into options to purchase equivalent shares of the Company's common stock based on the merger exchange formula and subsequently included under the Proxicom Stock Option Plan for employees and non-employees.

IBIS CONSULTING STOCK-BASED AND OTHER COMPENSATION

     In early 1997, prior to Proxicom's merger with in IBIS Consulting, IBIS Consulting entered into an arrangement with an employee providing that individual with 1,496,494 fully vested stock options which were subject to certain conditions, including provisions requiring IBIS Consulting to buy back the common stock resulting from exercise of the options and requiring the employee to sell such shares to IBIS Consulting at a pre-determined formula upon termination of employment. The employee exercised these options in July 1998. Due to a change of control provision in the initial option agreement, concurrent to the merger of IBIS Consulting and Proxicom, the repurchase requirement on the stock and stock options was eliminated allowing the employees to freely trade the stock.

     As a consequence of the above change of control provision triggered by the merger, and the conversion of options from the 1997 plan to the 1998 plan, the Company recorded non-cash stock-based compensation of approximately $17.0 million equal to the difference between the pre-determined formula price and the then fair value of the underlying stock or stock options. As the shares were fully vested, the compensation expense was recognized at the time of the merger.

     In connection with other stock option grants during the year ended December 31, 1998, the Company recognized additional stock-based compensation totaling $219,000, and deferred stock-based compensation which is being amortized through December 31, 1999, the 18-month vesting period of the related options. The Company did not recognize any amortization expense during the years ended December 31, 1996 and 1997.

AD HOC

     During 1997 and 1998, ad hoc granted employees the right to receive 14,435 shares and 62,226 shares of common stock, respectively, at no cost on the first or second anniversary of their employment start date, provided that they remain full-time employees during such period. ad hoc recognized non-cash compensation expense of $44,000 and $133,000 in 1997 and 1998, respectively, related to these rights. $19,000 and $278,000 were recorded as unearned stock compensation as of December 31, 1997 and 1998, respectively, which will be amortized over 1999 and 2000.

PROXICOM STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     In February 1997, the Company established a stock option plan for non-employee directors (the "Directors Plan") and has reserved 350,000 shares of common stock for issuance under the provisions of this plan. Options granted prior to December 15, 1998 generally vest over the three-year term as a director. Options under the Directors Plan issued subsequent to December 15, 1998 are expected to be issued on a fully vested basis. Options for 175,000 shares have been granted through December 31, 1998 under the Directors Plan.

ACCOUNTING FOR STOCK OPTIONS ISSUED TO EMPLOYEES AND NON-EMPLOYEE DIRECTORS

     The Company accounts for its stock options and rights to receive stock issued to employees and non-employee directors in accordance with APB 25 under which compensation expense of $8,000, $264,000, and $17.3 million was recognized for the options and rights to receive stock granted in 1996, 1997 and 1998, respectively. The Company has provided additional pro forma disclosures as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

     For disclosure purposes, the fair value of each stock option and right to receive stock is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options and rights to receive stock in 1996, 1997 and 1998; no annual dividends, expected volatility of 0.0%, risk-free interest rate ranging from 5.1% to 6.1% and expected life of one to four years. The weighted-average fair values of the stock options granted in 1996, 1997 and 1998 were $0.75, $3.18 and $1.21, respectively. The weighted average fair values of the rights to receive stock granted in 1996, 1997 and 1998 were $1.00, $3.76 and $6.39, respectively.

     Under the above model, the total value of stock options and rights to receive stock granted in 1996, 1997 and 1998 were $521,000, $8.9 million and $2.8 million, respectively, which would be amortized on a pro forma basis over the option vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma net income (loss) would have been approximately $1.3 million, ($796,000) and ($7.2 million) in 1996, 1997 and 1998, respectively, and pro forma basic and diluted earnings per common share would have been $0.09, ($0.06) and ($0.49) in 1996, 1997 and 1998, respectively.

ACCOUNTING FOR STOCK OPTIONS ISSUED TO NON-EMPLOYEES

     The Company accounts for its stock options granted to eligible non-employees on the fair value method in accordance with SFAS No. 123. In January 1998, ad hoc issued 34,843 shares of stock to a non-employee consultant for services in lieu of cash. The Company recognized non-cash compensation expense of $166,302 as general and administrative expenses in 1998 related to this grant.

STOCK OPTION ACTIVITY

     The following tables summarize stock option activity for Proxicom and IBIS Consulting option grants:

                                                PROXICOM                IBIS CONSULTING
                                          OPTIONS OUTSTANDING         OPTIONS OUTSTANDING
                                        ------------------------   -------------------------
                                        NUMBER OF                  NUMBER OF
                                         SHARES     OPTION PRICE     SHARES     OPTION PRICE
                                        ---------   ------------   ----------   ------------
December 31, 1995
Grants................................    652,750      $3.30               --      $  --
Exercised.............................         --         --               --         --
Cancellations.........................         --         --               --         --
                                        ---------                  ----------
December 31, 1996.....................    652,750       3.30               --         --
Grants................................    756,324       4.25        2,015,096       0.24
Exercised.............................         --         --               --         --
Cancellations.........................   (161,550)      3.41         (256,065)      0.40
                                        ---------                  ----------
December 31, 1997.....................  1,247,524       3.86        1,759,031       0.22
Grants................................  2,051,584       7.94           82,497       4.72
Exercised.............................    (86,702)      3.49       (1,496,494)      0.22
Cancellations.........................   (353,533)      5.75               --         --
                                        ---------                  ----------
December 31, 1998.....................  2,858,873       6.57          345,034       1.30
                                        =========                  ==========
Options exercisable at:
December 31, 1998.....................    365,030       3.73          304,183       0.83
December 31, 1997.....................    132,115       3.30        1,496,494       0.22
December 31, 1996.....................         --         --               --         --

     The weighted-average exercise price for Proxicom options outstanding at December 31, 1996, 1997 and 1998 were $3.30, $3.86 and $6.57, respectively and exercise prices ranged from $3.30 to $4.78 at December 31, 1998. The weighted-average exercise price for IBIS Consulting options at December 31, 1997, and 1998 were $0.22 and $1.30 and exercise prices ranged from $0.22 to $4.72 at December 31, 1998. These options will expire if not exercised at specific dates ranging from January 1998 to December 2008 and the weighted-average remaining contractual life of the options outstanding was approximately nine years.

     The following table summarizes rights to receive stock of ad hoc:

                                                                       AD HOC
                                                              STOCK RIGHTS OUTSTANDING
                                                              ------------------------
                                                              NUMBER OF
                                                               SHARES     OPTION PRICE
                                                              ---------   ------------
December 31, 1995...........................................        --         --
Grants......................................................    31,362         --
Exercised...................................................        --         --
Cancellations...............................................        --         --
                                                               -------
December 31, 1996...........................................    31,362         --
Grants......................................................    14,435         --
Exercised...................................................    (2,988)        --
Cancellations...............................................        --         --
                                                               -------
December 31, 1997...........................................    42,809         --
Grants......................................................    62,226         --
Exercised...................................................   (71,679)        --
Cancellations...............................................        --         --
                                                               -------
December 31, 1998...........................................    33,356         --
                                                               =======

10. CONVERTIBLE PREFERRED STOCK AND WARRANTS

     On August 30, 1996, the Company consummated a transaction whereby: (i) the Company repurchased from the Company's Chief Executive Officer 100,917 shares of common stock at a price of $3.27 per share, for a total purchase price of approximately $330,000; and, (ii) the Company issued a total of 1,629,969 shares of Series A convertible preferred stock (the "Series A Preferred Stock") at a price of $3.27 per share, or approximately $5.3 million. At the stockholders' option, but in any event automatically upon an initial public offering of the Company's common stock, each share of Series A Preferred Stock will be convertible into one share of common stock. The Series A Preferred Stock has a liquidation preference and is not entitled to any dividends (unless cash dividends are declared and paid on the common stock, in which case the Series A Preferred Stock will share on an "as if" converted basis). The holders of the Series A Preferred Stock have registration rights and are entitled to place two persons on the Company's Board.

     One investor in the Series A Preferred Stock also received warrants to purchase 1,011,378 additional shares of Series A Preferred Stock from the Company at a price of $7.91 per share. The warrants expire in August 2003 and are exercisable after December 31, 1997. After December 31, 1997, the warrants may be converted into shares of common stock at the option of the warrant holder. The conversion formula is based on the difference between the market value of the common stock less the warrant exercise price divided by the market value of the common stock. The value of the warrants was not material.

     In February 1997, the Company consummated a transaction whereby: (i) the Company repurchased from the Company's Chief Executive Officer 359,712 shares of common stock at a price of $4.17 per share, for a total purchase price of approximately $1.5 million; (ii) the Company issued a total of 359,712 shares of Series B convertible preferred stock (the "Series B Preferred Stock") at a price of $4.17 per share or approximately $1.5 million. The Series B Preferred Stock has essentially the same rights and privileges as the Series A Preferred Stock.

     In December 1997, the Company issued a total of 419,302 shares of Series C convertible preferred stock (the "Series C Preferred Stock") at a price of $4.77 per share or approximately $2.0 million. The Series C Preferred Stock has essentially the same rights and privileges as the Series A and B Preferred Stock.

     In January 1998, the Company issued 407,500 shares of treasury stock in conjunction with the conversion of 407,500 shares of Series A Preferred Stock into common stock.

     In February 1999, the Company issued a total of 1,218,333 shares of Series D convertible preferred stock (the "Series D Preferred Stock") at a price of $6.00 per share or approximately $7.3 million. In connection with this transaction, 758,667 shares of common stock were purchased by the investors from selling stockholders in amounts proportionate to the investors participation in the Series D Preferred Stock issuance. The Series D Preferred Stock has essentially the same rights and privileges as the Series A, B and C Preferred Stock. Because the Series D Preferred Stock was sold at a price of $6.00, it is anticipated that such securities will be accounted for giving effect to its beneficial conversion features. Under such accounting, the Company will record a charge of $4.9 million against additional paid-in capital to reflect the difference between the conversion feature and the estimated fair value of the underlying common stock. Although not reflected on the statement of operations, the beneficial conversion charge will be reflected as a reduction to income and earnings per share available for common stockholders.

11. INCOME TAXES

     The provision for income taxes is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1996     1997     1998
                                                              ------   ------   -------
                                                                   (IN THOUSANDS)
CURRENT TAXES:
  Federal...................................................   $ 82     $ --     $(155)
  State.....................................................     16       10       (52)
                                                               ----     ----     -----
          Total current income tax provision (benefit)......     98       10      (207)
                                                               ----     ----     -----
DEFERRED TAXES:
  Federal...................................................     78      249      (589)
  State.....................................................      9       71      (104)
                                                               ----     ----     -----
          Total current income tax provision (benefit)......     87      320      (693)
                                                               ----     ----     -----
          Total provision (benefit) for income taxes........   $185     $330     $(900)
                                                               ====     ====     =====

     The reconciliation of the Company's income tax provision to the federal statutory tax rate is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1996    1997      1998
                                                              -----   -----   --------
                                                                   (IN THOUSANDS)
Income tax provision (benefit) at federal statutory tax rate
  of 34%....................................................  $144    $321    $(7,324)
State income taxes, net.....................................    17      57        (34)
Subchapter S Corporation income.............................    --     (72)      (455)
Stock option revaluation....................................    --      --      4,905
Acquisition costs...........................................    --      --        646
Increase in valuation allowance.............................    --      --        944
Other.......................................................    24      24        418
                                                              ----    ----    -------
Income tax provision (benefit)..............................  $185    $330    $  (900)
                                                              ====    ====    =======

     Deferred tax assets (liabilities) were comprised of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1996    1997     1998
                                                              -----   -----   ------
                                                                  (IN THOUSANDS)
ASSETS:
  NOL carryforward..........................................  $  --   $ 107   $1,796
  Revenue recognition.......................................    349      --       --
  Vacation accrual..........................................     35      49       81
  Bad debt expense..........................................     14     149      137
  Depreciation..............................................     --      --      176
  Other accrued expenses....................................     --      --      241
  Revaluation of stock options..............................     --      --    1,083
  Other.....................................................      2      --       37
                                                              -----   -----   ------
          Total gross deferred tax assets...................    400     305    3,551
                                                              -----   -----
Valuation allowance.........................................                  (1,083)
                                                                              ------
          Net deferred tax assets...........................                   2,468
                                                                              ------
LIABILITIES:
  Depreciation..............................................    (30)      5       --
  Unbilled service revenue..................................   (396)   (665)  (1,654)
  Subchapter S Corporation cash to accrual adjustment.......     --      --     (479)
  Other.....................................................    (11)     (2)      --
                                                              -----   -----   ------
          Total gross deferred tax liabilities..............   (437)   (662)  (2,133)
                                                              -----   -----   ------
          Net deferred tax (liability) asset................  $ (37)  $(357)  $  335
                                                              =====   =====   ======

     The Company paid $374,000, $196,000 and ($207,000) for income taxes for the year ended December 31, 1996, 1997, and 1998, respectively.

     At December 31, 1998, the Company has a $4.6 million net operating loss carryforward and a $20,000 research and development tax credit carryforward both expiring in 2018. The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of the valuation allowance.

12. RELATED PARTY TRANSACTIONS

     In February 1997, the Company entered into a lease for office space in Reston, VA. The lease commenced on July 1, 1997 and has a term of seven years. Rent payments for the years ended December 31, 1997 and 1998 were approximately $331,000 and $864,000, respectively, and increased at an annual rate of 3.0%. The lessor is a company wholly-owned by a member of the Company's Board of Directors and stockholder. In accordance with the lease agreement, the Company must maintain a letter of credit in the amount of $131,000 as a security deposit during the term of the lease. The Company's current letter of credit expires in December 1999.

     The Company has provided Internet professional services to two stockholders. Revenue generated from one stockholder totalled $463,000, $1,056,000 and $775,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The Company recorded receivable balances of $0 and $316,000 as of December 31, 1997 and 1998, respectively. A second stockholder generated revenue of $68,000 and $181,000 for the years ended December 31, 1997 and 1998, respectively. The Company recorded receivable balances of $19,000 and $1,000 as of December 31, 1997 and 1998, respectively.

13. EMPLOYEE BENEFIT PLANS

PROFIT SHARING AND BONUS PLANS

     In August 1996, the Company adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions up to the total of each participant's annual contribution. The Company has made no profit sharing contributions to date.

     In January 1996, IBIS Consulting adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions up to 25.0% of each participant's annual contribution, up to 6.0% of the respective participant's annual compensation. Company contributions vest ratably over five years. No contributions were made in 1996 and 1997. The Company has made profit sharing contributions of $71,000 in 1998.

     The Company recorded $1.0 million in bonuses due under the 1998 IBIS Consulting plan. No bonus plan existed in 1997.

     In December 1996, ad hoc adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age and have completed at least one year of employment with ad hoc. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. Beginning in 1997 ad hoc may make discretionary annual profit sharing contributions equal to 4.0% of each participant's annual contribution, up to 6.0% of the respective participant's annual compensation. For the years ended December 31, 1997 and 1998 ad hoc has contributed $500 and $1,200 in profit sharing contributions, respectively.

EMPLOYEE STOCK PURCHASE PLAN

     In February 1999, the Company's Board of Directors authorized an Employee Stock Purchase Plan ("ESPP"). The ESPP, which commences upon completion of an initial public offering, provides substantially all full time employees an opportunity to purchase shares of Proxicom Common Stock through payroll deductions of up to 15.0% of eligible compensation, not to exceed $25,000 annually. Semi-annually, participant account balances will be used to purchase stock at the lesser of 85.0% of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 1,000,000 shares are available for purchase under the ESPP.

14. COMMITMENTS AND CONTINGENCIES

     The Company leases certain office space in Virginia, California, New York and Illinois under non-cancelable operating leases expiring in various years through 2005. Total rent expense for all operating leases amounted to approximately $303,000, $926,000 and $2,705,000 in 1996, 1997 and 1998,
respectively. Future minimum lease payments under non-cancelable operating leases as of December 31, 1998 are as follows (in thousands):

                                                             AMOUNT
                                                             -------
1999.......................................................  $ 3,789
2000.......................................................    3,170
2001.......................................................    2,724
2002.......................................................    2,459
2003.......................................................    1,785
Thereafter.................................................    3,522
                                                             -------
          Total............................................  $17,449
                                                             =======

     In March 1997 the Company entered into a lease for office space in New York, NY ("Initial Lease") which was subsequently incorporated into the September 1997 additional space agreement ("Amended Lease"). The Initial Lease commenced July 1, 1997 and ends in August 2002 and has minimum annual lease payments ranging from approximately $144,000 to approximately $160,000 over the lease term. The Amended Lease approximately doubled the office space and extended the initial lease term to seven years through March 2005. In accordance with the Amended Lease, the Company is required to have a letter of credit as a security deposit in the amount of $74,000 throughout the lease term. The current letter of credit will expire in December 1999.

15. BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The Company implemented SFAS No. 128, Earnings per Share, in 1997, which requires certain disclosures relating to the calculation of earnings per common share. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for net income.

BASIC NET INCOME (LOSS) PER COMMON SHARE

                                                                             SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,          JUNE 30,
                                              ----------------------------   -----------------
                                               1996      1997       1998      1998      1999
                                              -------   -------   --------   -------   -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                (UNAUDITED)
Net income (loss) available to common
  stockholders..............................   $1,329    $2,571   $(21,345)    $(422)  $(4,257)
                                              =======   =======   ========   =======   =======
Weighted average shares of common stock
  outstanding...............................   13,740    13,374     14,576    13,790    19,117
                                              =======   =======   ========   =======   =======
Basic net income (loss) per common share....    $0.10     $0.19     $(1.46)   $(0.03)   $(0.22)
                                              =======   =======   ========   =======   =======

     SFAS No. 128 replaces primary earnings per share with basic net income per share and excludes the effect of common stock equivalents when computing basic net income per share.

DILUTED NET INCOME PER COMMON SHARE

                                                                             SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,          JUNE 30,
                                              ----------------------------   -----------------
                                               1996      1997       1998      1998      1999
                                              -------   -------   --------   -------   -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                (UNAUDITED)
Net income (loss) available to common
  stockholders..............................   $1,329    $2,571   $(21,345)    $(422)  $(4,257)
                                              =======   =======   ========   =======   =======
Adjustment of shares outstanding:
  Weighted average shares of common stock
     outstanding............................   13,740    13,374     14,576    13,790    19,117
  Shares of common stock issuable upon the
     assumed conversion of preferred
     stock..................................      543     1,965         --        --        --
  Incremental shares for rights to receive
     shares and options assumed exercised
     under common stock option plans........       27     1,789         --        --        --
                                              -------   -------   --------   -------   -------
  Adjusted shares of common stock and common
     stock equivalents for computation......   14,310    17,128     14,576    13,790    19,117
                                              =======   =======   ========   =======   =======
Diluted net income (loss) per common
  share.....................................    $0.09     $0.15     $(1.46)   $(0.03)   $(0.22)
                                              =======   =======   ========   =======   =======

     SFAS No. 128 replaces fully diluted earnings per share with diluted net income per share which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

16. PENDING INVESTMENT

     In December 1998, Proxicom executed a letter of intent to make a cash investment of approximately $360,000 in a recently formed joint venture entity in Italy, Eunosia Internet Architects SpA ("Eunosia"), created by Ericsson Telecommunicazioni SpA ("Ericsson"). Proxicom will own 19.9% of the common stock of Eunosia proportionate to its investment in relation to the total Eunosia capitalization.

     Eunosia was formed to deliver Internet professional services in Italy. It is anticipated that Eunosia will contract with Proxicom for certain consulting services, at arm's length market rates on a time and materials basis. Also, Eunosia will utilize the "Proxicom Process," Proxicom's proprietary, multi-phase methodology, which Proxicom will transfer to Eunosia for a fee. Proxicom will not participate in the management or policy making of the business. Inasmuch as Proxicom will not have the ability to influence significantly the entity or its operations, Proxicom intends to account for its investment on the cost basis. Proxicom also will have an option to buy an additional 20.0% share in the common stock of Eunosia, subject to certain conditions and restrictions. In March and April 1999, Proxicom signed final agreements relating to this transaction.

17. SUBSEQUENT EVENTS (UNAUDITED)

EMPLOYEE STOCK OPTION PLAN

     During 1999, the Board of Directors amended the Company's 1996 stock option plan to increase the number of reserved common shares from 4,150,000 to 7,000,000.

AMENDMENT TO CERTIFICATE OF INCORPORATION

     During 1999, the Company's Certificate of Incorporation was amended to increase the number of authorized common stock shares from 20,000,000 shares to 100,000,000 shares and to increase the number of authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares.

EXERCISE OF SERIES A CONVERTIBLE PREFERRED STOCK WARRANTS

     On April 13, 1999, the Series A convertible preferred stock warrants were exercised into 1,011,378 shares of Series A convertible preferred stock at $7.91 per share. The Company received proceeds of $8.0 million upon the exercise.

INITIAL PUBLIC OFFERING

     On April 23, 1999, the Company completed its initial public offering of securities and issued 4,000,000 shares of common stock at $13.00 per share. An additional 500,000 shares were sold by the existing stockholders at $13.00 per share. Automatically upon the initial public offering of securities, all 4,231,194 of the then outstanding shares of convertible preferred stock were converted to 4,231,194 shares of common stock.

     In connection with the initial public offering, the Company offered the underwriters of the offering an option to purchase an additional 675,000 shares of common stock at the offering price of $13.00 per share at the offering's $13.00 per share offering price, which was exercised on May 21, 1999. Proceeds to the Company for the 4,675,000 shares issued, net of the underwriting discounts and costs of the offering were approximately $55.0 million.

     A portion of the proceeds from the offering was used to pay off a $1.4 million note payable with an investment banking firm (See Note 8).

REGISTRATION OF COMMON STOCK SUBJECT TO STOCK OPTION PLAN

     On May 28, 1999, the Company filed a registration statement under the Securities Act covering all 8,350,000 shares of common stock subject to outstanding stock options or reserved for issuance under the stock plans.


AGREEMENT WITH GENERAL ELECTRIC COMPANY



     On September 24, 1999, Proxicom and General Electric Company entered into a Master Services Agreement. Under this agreement, General Electric has agreed to have Proxicom perform Internet services for fees totaling no less than $6.0 million during the 12-month period ending September 24, 2000. As part of the agreement, Proxicom issued General Electric a warrant to purchase 150,000 shares of common stock at an exercise price of $49.88 per share, the closing price of the common stock on the date of the agreement. The warrant is fully vested and is exercisable until September 24, 2000.


LEASES

     In May 1999, the Company opened an office in Chicago, Illinois and entered into an eight-year lease terminating in April 2007. Minimum annual lease payments range from approximately $197,000 to approximately $323,000 per year based upon increases in both rates and square footage over the lease term. In connection with the lease agreement, the Company obtained a letter of credit for $475,000 to be used as security. The letter of credit requirement is reduced ratably over the lease term to $100,000, which will be released after lease termination.

INVESTMENTS


     In July 1999, the Company signed an agreement with affiliates of Iberdrola SA. Under the agreement, the Company will make a 19.9% investment in a Spanish joint venture company, Kristina, Internet Business Solutions SA ("Kristina"). Affiliates of Iberdrola SA will own the remaining 80.1% interest. Kristina provides Internet solutions to Spain-based businesses. The initial share capital of Kristina is approximately $7.4 million, which the Company and the affiliates of Iberdrola SA will contribute in proportion to their shareholder percentage interests. In late July 1999, the Company contributed approximately $740,000 to fulfill one half of its initial share capital obligation. Kristina contracts with Proxicom for certain consulting services, at arm's length market rates on a time and materials basis. Also, Kristina will utilize the "Proxicom Process," Proxicom's proprietary, multi-phase methodology, which Proxicom will transfer to Kristina for a fee. Proxicom will not participate in the management or policy making of the business. Inasmuch as Proxicom will not have the ability to influence significantly the entity or its operations, Proxicom intends to account for its investment on the cost basis.


LINE OF CREDIT

     In June 1999, the Company amended its $10 million line of credit with a bank, discussed in note 7, to delete all pre-existing financial covenants and to include a new financial covenant, in which the Company is required to maintain a minimum $10 million amount of liquid cash.

                            [INSIDE BACK COVER PAGE]
BACK COVER GRAPHIC:

Contains Proxicom's logo in the center of the page.

PROSPECTUS

                                [PROXICOM LOGO]

                                3,000,000 Shares
                                  Common Stock

                           THOMAS WEISEL PARTNERS LLC
                       FIRST UNION CAPITAL MARKETS CORP.
                            FRIEDMAN BILLINGS RAMSEY
                             PRUDENTIAL SECURITIES
                                   E*OFFERING

--------------------------------------------------------------------------------
You may rely on the information contained in this prospectus. Neither we nor any of the underwriters or the selling stockholders have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     The information presented below does not reflect the conversion of the Registrant's Convertible Preferred Stock into common stock upon the closing of the Registrant's initial public offering:

          (a) In February 1997, the Registrant sold 359,712 shares of Series B Convertible Preferred Stock to four institutional investors for aggregate consideration of $1,500,000. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2).

          (b) In November 1997, the Registrant sold 419,302 shares of Series C Convertible Preferred Stock to an institutional investor for aggregate consideration of $2,000,071. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2).

          (c) On February 1, 1999, the Registrant sold 1,218,333 shares of Series D Convertible Preferred Stock to eight investors for aggregate consideration of $7,310,000. These sales were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2).

          (d) In January 1998, the holders of Series A Convertible Preferred Stock converted 407,500 shares of Series A Preferred Stock into an equivalent number of shares of common stock. The shares of common stock were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 3(a)(9).

          (e) In January 1998, the Registrant issued 534,999 shares of common stock in a merger with Square Earth, Inc. ("Square Earth") in exchange for all of the shares of common stock of Square Earth. In addition, outstanding Square Earth employee stock options were converted into options to purchase 41,474 shares of Proxicom common stock. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2).

          (f) In August 1998, the Registrant issued 4,988,297 shares of common stock in a merger with IBIS Consulting, Inc. ("IBIS") in exchange for all of the shares of common stock of IBIS. In addition, outstanding IBIS employee stock options were converted into options to purchase 345,034 shares of Proxicom common stock. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2) and Rule 701.


          (g) Between October 15, 1996 and May 28, 1999, Proxicom granted options to purchase a total of 6,933,016 shares of common stock under the 1996 Stock Option Plan and 1997 Stock Option Plan for Non-Employee Directors to certain of its employees and directors. During that period, 139 optionees exercised options to purchase 530,591 shares of common stock. These securities were issued without registration under the Securities Act in reliance upon an exemption from registration under Rule 701 and Section 4(2).



          (h) On March 26, 1999, Proxicom issued 829,771 shares of its common stock and rights to acquire an additional 39,333 shares of its common stock in exchange for all of the outstanding securities of ad hoc Interactive, Inc. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration under Section 4(2).



          (i) On September 24, 1999, Proxicom issued General Electric Company a warrant to purchase 150,000 shares of common stock at an exercise price of $49.88 per share. The warrant is fully vested and is exercisable until September 24, 2000. This warrant was issued without registration under the Securities Act in reliance upon an exemption from registration under
     Section 4(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


  1.1*    Form of Underwriting Agreement
  2.1+    Agreement and Plan of Merger, dated as of January 30, 1998, among the Registrant, Proxicom Acquisition Corp., Square
          Earth, Inc. and the stockholders of Square Earth, Inc.
  2.2+    Agreement and Plan of Merger, dated as of August 21, 1998, among the Registrant, Proxicom Merger Sub, Inc., IBIS
          Consulting, Inc. and the stockholders of IBIS Consulting,
          Inc.
  2.3+    Agreement and Plan of Merger, dated as of March 22, 1999,
          among the Registrant, Proxicom Merger Sub II, Inc., ad hoc
          Interactive, Inc. and the Principal Stockholders of ad hoc
          Interactive, Inc.
  3.1+    Restated Certificate of Incorporation of the Registrant
  3.2+    Bylaws of the Registrant
  4.1+    Form of Common Stock Certificate of the Registrant
  5.1*    Opinion of Hogan & Hartson L.L.P.
 10.1+    Preferred Stock and Warrant Purchase Agreement, dated August
          30, 1996, among the Registrant, General Atlantic Partners
          34, L.P. and GAP Coinvestment Partners, L.P.
 10.2+    Preferred Stock Purchase Agreement, dated February 20, 1997, among the Registrant, General Atlantic Partners 34, L.P.,
          GAP Coinvestment Partners, L.P., FBR Venture Capital
          Managers, Inc. and The Mario M. Morino Trust
 10.3+    Preferred Stock Purchase Agreement, dated November 24, 1997, between the Registrant and General Electric Capital
          Corporation
 10.4+    Preferred Stock Purchase Agreement, dated February 1, 1999, among the Registrant, Jack Kemp, Theodore J. Leonsis, John
          McKinley, The Washington Post Company, General Atlantic
          Partners 52, L.P., GAP Coinvestment Partners II, L.P., The
          Mario M. Morino Trust and GE Capital Equity Investments,
          Inc.
 10.5+    Third Amended and Restated Registration Rights Agreement,
          dated February 1, 1999, among the Registrant, General
          Atlantic Partners 34, L.P., General Atlantic Partners 52,
          L.P., GAP Coinvestment Partners, L.P., GAP Coinvestment
          Partners II, L.P., Raul Fernandez, The Mario M. Morino
          Trust, FBR Venture Capital Managers Inc., General Electric
          Capital Corporation, GE Capital Equity Investments, Inc.,
          Brenda Wong, Scott McDonald, Vincent Hoenigman, Jack Kemp,
          Theodore J. Leonsis, John McKinley and The Washington Post
          Company
 10.6+    Proxicom, Inc. 1996 Stock Option Plan
 10.7+    Proxicom, Inc. 1997 Stock Option Plan for Non-employee
          Directors
 10.8+    Proxicom, Inc. Employee Stock Purchase Plan
 10.9+    Lease Agreement, dated July 14, 1997 between Sunrise Limited
          Partnership and the Registrant
10.10+    Secured Credit Agreement, dated as of October 30, 1998,
          between the Registrant and NationsBank, N.A.
 10.11    Amendment to Secured Credit Agreement, dated as of June 1,
          1999, between the Registrant and NationsBank, N.A.
10.12+    Severance Agreement between the Registrant and Christopher
          Capuano
10.13+    Severance Agreement between the Registrant and Larry Clark
10.14+    Severance Agreement between the Registrant and Kenneth J.
          Tarpey
 21.1+    Subsidiaries of the Registrant

23.1**    Consent of PricewaterhouseCoopers LLP
 23.2*    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24.1**    Power of Attorney (included on the signature page)


---------------

 * To be filed by amendment.

** Previously filed.

 + Incorporated by reference to the Registrant's Registration Statement on Form
   S-1, File No. 333-72297.

(B) FINANCIAL STATEMENT SCHEDULES


     Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Financial Statements or the notes thereto.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on September 30, 1999.


                                            PROXICOM, INC.

                                            By:                 *
                                              ----------------------------------
                                                Raul J. Fernandez
                                                Chairman, President and Chief
                                                Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                      NAME                                      TITLE                           DATE
                      ----                                      -----                           ----

*                                                 Chairman, President and Chief          September 30, 1999
------------------------------------------------    Executive Officer (Principal
Raul J. Fernandez                                   Executive Officer)

*                                                 Senior Vice President, Human           September 30, 1999
------------------------------------------------    Resources and Director
Brenda Wagner

             /s/ KENNETH J. TARPEY                Executive Vice President, Chief        September 30, 1999
------------------------------------------------    Financial Officer and Treasurer
               Kenneth J. Tarpey                    (Principal Financial and
                                                    Accounting Officer)

*                                                 Director                               September 30, 1999
------------------------------------------------
David C. Hodgson

*                                                 Director                               September 30, 1999
------------------------------------------------
Jack Kemp

*                                                 Director                               September 30, 1999
------------------------------------------------
Theodore J. Leonsis

*                                                 Director                               September 30, 1999
------------------------------------------------
John A. McKinley, Jr.

*                                                 Director                               September 30, 1999
------------------------------------------------
Mario M. Morino

           *By: /s/ KENNETH J. TARPEY                                                    September 30, 1999
  -------------------------------------------
               Kenneth J. Tarpey
                Attorney-in-Fact

                                 EXHIBIT INDEX


  1.1*    Form of Underwriting Agreement
  2.1+    Agreement and Plan of Merger, dated as of January 30, 1998, among the Registrant, Proxicom Acquisition Corp., Square
          Earth, Inc. and the stockholders of Square Earth, Inc.
  2.2+    Agreement and Plan of Merger, dated as of August 21, 1998, among the Registrant, Proxicom Merger Sub, Inc., IBIS
          Consulting, Inc. and the stockholders of IBIS Consulting,
          Inc.
  2.3+    Agreement and Plan of Merger, dated as of March 22, 1999,
          among the Registrant, Proxicom Merger Sub II, Inc., ad hoc
          Interactive, Inc. and the Principal Stockholders of ad hoc
          Interactive, Inc.
  3.1+    Restated Certificate of Incorporation of the Registrant
  3.2+    Bylaws of the Registrant
  4.1+    Form of Common Stock Certificate of the Registrant
  5.1*    Opinion of Hogan & Hartson L.L.P.
 10.1+    Preferred Stock and Warrant Purchase Agreement, dated August
          30, 1996, among the Registrant, General Atlantic Partners
          34, L.P. and GAP Coinvestment Partners, L.P.
 10.2+    Preferred Stock Purchase Agreement, dated February 20, 1997, among the Registrant, General Atlantic Partners 34, L.P.,
          GAP Coinvestment Partners, L.P., FBR Venture Capital
          Managers, Inc. and The Mario M. Morino Trust
 10.3+    Preferred Stock Purchase Agreement, dated November 24, 1997, between the Registrant and General Electric Capital
          Corporation
 10.4+    Preferred Stock Purchase Agreement, dated February 1, 1999, among the Registrant, Jack Kemp, Theodore J. Leonsis, John
          McKinley, The Washington Post Company, General Atlantic
          Partners 52, L.P., GAP Coinvestment Partners II, L.P., The
          Mario M. Morino Trust and GE Capital Equity Investments,
          Inc.
 10.5+    Third Amended and Restated Registration Rights Agreement,
          dated February 1, 1999, among the Registrant, General
          Atlantic Partners 34, L.P., General Atlantic Partners 52,
          L.P., GAP Coinvestment Partners, L.P., GAP Coinvestment
          Partners II, L.P., Raul Fernandez, The Mario M. Morino
          Trust, FBR Venture Capital Managers Inc., General Electric
          Capital Corporation, GE Capital Equity Investments, Inc.,
          Brenda Wong, Scott McDonald, Vincent Hoenigman, Jack Kemp,
          Theodore J. Leonsis, John McKinley and The Washington Post
          Company
 10.6+    Proxicom, Inc. 1996 Stock Option Plan
 10.7+    Proxicom, Inc. 1997 Stock Option Plan for Non-employee
          Directors
 10.8+    Proxicom, Inc. Employee Stock Purchase Plan
 10.9+    Lease Agreement, dated July 14, 1997 between Sunrise Limited
          Partnership and the Registrant
10.10+    Secured Credit Agreement, dated as of October 30, 1998,
          between the Registrant and NationsBank, N.A.
 10.11    Amendment to Secured Credit Agreement, dated as of June 1,
          1999, between the Registrant and NationsBank, N.A.
10.12+    Severance Agreement between the Registrant and Christopher
          Capuano
10.13+    Severance Agreement between the Registrant and Larry Clark
10.14+    Severance Agreement between the Registrant and Kenneth J.
          Tarpey
 21.1+    Subsidiaries of the Registrant
23.1**    Consent of PricewaterhouseCoopers LLP
 23.2*    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24.1**    Power of Attorney (included on the signature page)


---------------

* To be filed by amendment.

** Previously filed.

+ Incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-72297.